The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184882

Subject to Completion

Preliminary Prospectus Supplement dated January 12, 2015

PROSPECTUS SUPPLEMENT

(To prospectus dated January 12, 2015)

26,000,000 Depositary Shares

Southwestern Energy Company

Representing a 1/20th Interest in a Share of

    % Series B Mandatory Convertible Preferred Stock

We are offering 26,000,000 depositary shares, each of which represents a 1/20th interest in a share of our     % Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The shares of mandatory convertible preferred stock will be deposited with Computershare Trust Company, N.A., as bank depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of     % on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and common stock on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2015 and ending on, and including, January 15, 2018.

Each share of our mandatory convertible preferred stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share represents a liquidation preference of $50). Each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the last trading day of the final averaging period into between              and              shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 23rd scheduled trading day prior to January 15, 2018, which we refer to herein as the “final averaging period.” At any time prior to January 15, 2018, a holder of 20 depositary shares may cause the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of             , subject to anti-dilution adjustments. If a holder of 20 depositary shares causes the bank depositary to convert one share of our mandatory convertible preferred stock on such holder’s behalf during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Concurrently with this offering, we are also making a public offering of 20,260,000 shares of our common stock. The common stock will be offered pursuant to a separate prospectus supplement. The public offering price of our common stock is $             per share. In that offering, we have granted the underwriters of that offering an option to purchase up to an additional 3,039,000 shares of our common stock. The closing of our offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common stock, and the closing of the concurrent offering of our common stock is not conditioned upon the closing of this offering of the depositary shares.

Prior to this offering, there has been no public market for the depositary shares. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “SWNC.” Our common stock is listed on The New York Stock Exchange under the symbol “SWN.”

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-27 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Share	Total
Public offering price	$50.00	$
Underwriting discount	$	$
Proceeds, before expenses, to Southwestern Energy Company	$	$

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 3,900,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares to investors on or about January     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup	J.P. Morgan	Wells Fargo Securities

BNP PARIBAS

The date of this prospectus supplement is January     , 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS	i
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	1
ABOUT SOUTHWESTERN ENERGY COMPANY	2
RISK FACTORS	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2
RESERVE ESTIMATES	4
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	7
DESCRIPTION OF COMMON STOCK	8
DESCRIPTION OF DEBT SECURITIES	12
DESCRIPTION OF OTHER SECURITIES GLOBAL SECURITIES	28
PLAN OF DISTRIBUTION	29
LEGAL OPINIONS	34
EXPERTS	34

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-184882) with the Securities and Exchange Commission (the “SEC”) on November 9, 2012 and a post-effective amendment dated January 12, 2015, as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell debt securities, preferred or common stock and guarantees of debt securities, from time to time, in one or more offerings in an unlimited amount. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our preferred stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, all references to “Southwestern,” “the Company,” “we,” “us” and “our” in this prospectus supplement refer to Southwestern Energy Corporation and its direct and indirect subsidiaries on a consolidated basis.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions of those documents furnished under Item 2.02 or Item 7.01 and related exhibits thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, including those portions of our Proxy Statement on Schedule 14A that was filed on April 7, 2014 and incorporated into our Form 10-K;

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•	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively;

•	our Current Reports on Form 8-K filed on March 7, 2014, May 5, 2014, May 21, 2014, October 17, 2014, October 21, 2014, December 5, 2014, December 11, 2014, December 23, 2014, and January 12, 2015 and our Current Report on Form 8-K/A filed on January 7, 2015; and

•	the description of the common stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as amended by Amendment No. 1 filed with the Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with our Current Report on Form 8-K/A dated August 3, 2006.

FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” beginning on page S-27 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions you that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•	our ability to consummate the Acquisitions (as defined below) that have not yet closed and to realize the expected benefits from the properties being acquired;

•	the impact of title and environmental defects and other matters on the value of the properties we are acquiring in the Acquisitions and any other acquisition;

•	difficulties in integrating our operations as a result of any significant acquisitions, including the Acquisitions;

•	the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials);

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•	our ability to maintain leasehold positions that require exploration and development activities and material capital expenditures;

•	our ability to fund our planned capital investments;

•	our ability to transport and sell our production to the most favorable markets or at all;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	the economic viability of, and our success in drilling, our large existing acreage positions in the Fayetteville Shale and the Marcellus Shale plays overall and the acreage positions to be acquired in the Acquisitions and any other acquisition, as well as relative to other productive shale gas plays;

•	the impact of government regulation, including the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the costs and availability of oilfield personnel, services and drilling supplies, raw materials, and equipment, including pressure pumping equipment and crews;

•	our ability to determine the most effective and economic fracture stimulation in drilling and completing wells;

•	our future property acquisition or divestiture activities;

•	the impact of the adverse outcome of any material litigation against us;

•	the effects of weather;

•	increased competition and regulation;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	the different risks and uncertainties associated with Canadian exploration and production;

•	conditions in capital markets, changes in interest rates and the ability of our lenders to provide us with funds as agreed;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Incorporation by Reference.”

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MARKET AND INDUSTRY DATA

Market and industry data and forecasts included or incorporated by reference in this prospectus supplement have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included or incorporated by reference in this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

We refer to the term Adjusted EBITDA in this prospectus supplement. Adjusted EBITDA is defined as net income (loss) available to shareholders plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. This is a supplemental financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. We have included information concerning Adjusted EBITDA in this prospectus supplement because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Adjusted EBITDA as defined above may not be comparable to similarly titled measures of other companies. See “Prospectus Supplement Summary—Summary Historical Consolidated Financial Data of the Company.” We also refer to pro forma Adjusted EBITDA in this prospectus supplement. Pro forma Adjusted EBITDA represents a further supplemental measure of our performance and ability to service debt. We prepare pro forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions, as if those acquisitions had occurred on January 1, 2013. See “Prospectus Supplement Summary—Summary Unaudited Pro Forma Condensed Combined Financial Data.”

We also refer to PV-10 and standardized measure in this prospectus supplement. PV-10 is a non-GAAP financial measure and means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date of the report or estimate, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. PV-10 is also referred to as “present value.” After-tax PV-10 is also referred to as “standardized measure” and is net of future income tax expense. Neither PV-10 nor standardized measure represents an estimate of fair market value of our oil and natural gas properties. PV-10 is used by the industry and our management as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand the offering. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-27 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent Quarterly Reports on Form 10-Q, for more information about important risks that you should consider before making an investment in our depositary shares.

We have defined certain oil and gas industry terms used in this document in the “Glossary of Oil and Gas Terms” beginning on page S-87 of this prospectus supplement. Unless otherwise indicated or the context requires otherwise, references to “Southwestern,” “the Company,” “we,” “us” and “our” mean Southwestern Energy Company and its direct and indirect subsidiaries on a consolidated basis.

Southwestern Energy Company

We are an independent energy company engaged in natural gas and oil exploration, development and production (E&P). We are also focused on creating and capturing additional value through our natural gas gathering and marketing businesses, which we refer to as Midstream Services. We conduct substantially all of our business through subsidiaries.

Exploration and Production—Our primary business is the exploration for and production of natural gas and oil, with our operations almost entirely within the United States. Our recent activities have centered principally on two unconventional natural gas reservoirs, the Fayetteville Shale in Arkansas and the Marcellus Shale in northeast Pennsylvania. To a lesser extent, we have exploration and production activities ongoing in Colorado, Louisiana and Texas and in the Arkoma Basin in Arkansas and Oklahoma. We also actively seek to find and develop new oil and natural gas plays with significant exploration and exploitation potential, which we refer to as “New Ventures,” and through acquisitions. We also operate drilling rigs in Arkansas and Pennsylvania, as well as in other operating areas, and provide oilfield products and services, principally serving our exploration and production operations. We also hold licenses to develop acreage in New Brunswick, Canada. Recently we acquired a significant stake in properties located in West Virginia and southwest Pennsylvania and have entered into agreements to acquire additional interests in those areas and in northeast Pennsylvania, as described below under “Recently Completed and Pending Asset Acquisitions.”

Midstream Services—We engage in natural gas gathering activities in Arkansas, Texas and Pennsylvania. These activities primarily support our E&P operations and generate revenue from fees associated with the gathering of natural gas. Our natural gas marketing activities capture downstream opportunities that arise through the marketing and transportation of the natural gas produced in our E&P operations.

Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389 and our telephone number is (832) 796-4700. Our website is www.swn.com. The information included on our website is not part of, or incorporated by reference into, the prospectus supplement.

Recently Completed and Pending Asset Acquisitions

West Virginia and Southwest Pennsylvania

On December 22, 2014, we acquired certain oil and gas assets covering approximately 413,000 net acres in West Virginia and southwest Pennsylvania targeting natural gas, natural gas liquids and crude oil contained in the Upper Devonian, Marcellus and Utica Shales from a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) for an adjusted purchase price of $4,975 million in cash, subject to customary post-closing adjustments. We refer to the transaction with Chesapeake as the “Chesapeake Acquisition.”

On December 22, 2014, we entered into an agreement to purchase certain oil and gas assets covering approximately 30,000 net acres from a subsidiary of Statoil ASA (“Statoil”) for approximately $364 million, subject to customary post-closing adjustments. The interests being purchased in the Statoil Acquisition are in some of the same properties in West Virginia and southwest Pennsylvania in which we obtained interests in the Chesapeake Acquisition. The Statoil Acquisition is subject to customary closing conditions. We refer to the transaction with Statoil as the “Statoil Acquisition.” We expect that the Statoil Acquisition will close during the first quarter of 2015; however, there can be no assurance that all of the conditions to closing the Statoil Acquisition will be satisfied or that the Statoil Acquisition will be consummated. We intend to utilize borrowings under our revolving credit facility to pay for the Statoil Acquisition.

On a combined basis, the Chesapeake and the Statoil Acquisitions will give the Company a working interest of approximately 73% and a net revenue interest of approximately 86% in approximately 443,000 largely contiguous net acres in northern West Virginia and southwest Pennsylvania. Based on our third-party engineer report with respect to the properties from the Chesapeake Acquisition and on management’s estimates with respect to the properties from the Statoil Acquisition, as of June 30, 2014, the properties had estimated proved reserves of approximately 2,500 billion cubic feet of gas equivalent. The acquired assets include over 1,400 wells. Based on reports provided to us by Chesapeake with respect to the properties from the Chesapeake Acquisition and on management’s estimates with respect to the properties from the Statoil Acquisition, net production in September 2014 was approximately 360 MMcfe per day (54% gas, 36% natural gas liquids and 10% oil), a substantial majority of which is attributable to the horizontal wells we now operate. Approximately 54% of the acreage is held by existing production, and leases on less than 90,000 net acres expire during the next four years. We estimate that these properties include over 5,350 potentially drillable locations. The following map shows the counties in which this acreage is located:

Northeast Pennsylvania

On December 2, 2014, we entered into an agreement to purchase certain oil and gas assets covering approximately 46,700 net acres in northeast Pennsylvania from WPX Energy, Inc. (“WPX”) for approximately $300 million. This acreage currently is producing approximately 50 million net cubic feet of gas per day from 63 operated horizontal wells. We refer to the transaction with WPX as the “WPX Acquisition.” In connection with the WPX Acquisition, we will assume firm transportation capacity of 260 million cubic feet of gas per day predominantly on the Millennium pipeline. The WPX Acquisition is subject to customary closing conditions, including receiving a waiver from the Federal Energy Regulatory Commission regarding transfer of the firm transportation capacity.

We expect that the WPX Acquisition will close during the first quarter of 2015; however, there can be no assurance that all of the conditions to closing the WPX Acquisition will be satisfied or that the WPX Acquisition will be consummated. We intend to utilize borrowings under our revolving credit facility to pay for the WPX Acquisition. We refer to the Chesapeake, the Statoil and the WPX Acquisitions collectively as the “Acquisitions.”

Business Strategy

Since 1999, our management has been guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our business strategy. We are focused on providing long-term growth in the net asset value of our business. In our E&P business, we prepare an economic analysis for each investment opportunity based upon the expected net present value added for each dollar to be invested, which we refer to as Present Value Index, or PVI. The PVI for each project is determined using a 10% discount rate. We target creating an average of at least $1.30 of pre-tax PVI for each dollar we invest in our E&P projects. Our actual PVI results are utilized to help determine the allocation of our future capital investments. The key elements of our business strategy are:

Exploit and Develop Our Positions in the Fayetteville Shale, the Northeast Marcellus Shale and the Assets Acquired in the Acquisitions. A key focus of the Company is to maximize the value of our significant acreage position in the Fayetteville Shale, which has provided sizeable production and reserve growth since we began drilling in 2004. As of December 31, 2013, we held approximately 905,684 net acres in the Fayetteville Shale, accounting for approximately 69% of our total proved oil and natural gas reserves and approximately 74% of our total oil and natural gas production during 2013. Additionally, we are actively drilling on portions of our properties in the northeast Marcellus Shale (292,446 net acres as of December 31, 2013, which will increase by approximately 46,700 acres upon the closing of the WPX Acquisition), and believe our production and reserves from this area will grow substantially over the next few years. We intend to develop further our acreage positions in the Fayetteville Shale, the northeast Marcellus Shale and the assets acquired in the Chesapeake Acquisition and to be acquired in the Statoil Acquisition and to improve our well results through the use of advanced technologies and detailed technical analysis of our properties.

Grow through New Exploration and Development Activities Focusing on Emerging Unconventional Plays. We actively seek to find and develop new oil and natural gas plays with significant exploration and exploitation potential. Our New Ventures prospects are evaluated based on repeatability, multi-well potential and land availability as well as other criteria, and can be located both inside and outside of the United States. As of December 31, 2013, we held 3,972,732 net undeveloped acres in connection with our New Ventures prospects, of which 2,518,518 net acres are located in New Brunswick, Canada. During 2014, we purchased approximately 380,000 net acres in northwest Colorado principally in the Niobrara formation for approximately $213 million and are commencing exploration and development on these properties.

Maximize Efficiency through Vertical Integration and Economies of Scale. In our key operating areas, the concentration of our properties allows us to achieve economies of scale that result in lower costs. We seek to serve as the operator of the wells in which we have a significant interest. As the operator, we are better positioned to control the drilling, completing and producing of wells and the marketing of production to minimize costs and maximize both production volumes and realized price. In the Fayetteville and the northeast Marcellus Shales, we have achieved significant cost savings through our ownership of a sand mine, that is a source of proppant for our well completions, and through our operation of other associated oilfield services, including a fleet of drilling rigs and two pressure pumping equipment spreads used for well completions.

Enhance the Value of Our Midstream Operations. We have continued to design and improve our gas gathering infrastructure to manage better the physical movement of our production. As of December 31, 2013, we have invested approximately $1,096 million in the 1,947 mile gas gathering system built for our Fayetteville Shale asset, which was gathering approximately 2.3 Bcf per day at year-end, and have invested approximately $213 million in 124 miles of gas gathering lines in Pennsylvania, Louisiana and East Texas. Our gathering systems in the Fayetteville Shale and the northeast Marcellus Shale have developed into strategic assets that not only support our E&P operations but also have improved our overall returns on a stand-alone basis.

Recent Developments

Concurrent Offering of Common Stock

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 20,260,000 shares of our common stock in an offering registered under the Securities Act. We also expect to grant a 30-day option to the underwriters in the common stock offering to purchase up to an additional 3,039,000 shares. See “Prospectus Supplement Summary—The Offering—Concurrent offering of common stock.” We expect to receive gross proceeds of approximately $500 million from the sale of our common stock, excluding any fees or expenses payable by us. We cannot give any assurance that the common stock offering will be completed. We refer to this offering, our concurrent common stock offering and the subsequent expected debt financing as the “Securities Offerings.” In addition, we intend to sell certain assets to further reduce our debt levels. We intend to use all of the net proceeds of the Securities Offerings to repay amounts outstanding under the Bridge Facility and, if sufficient, the Term Loan Facility (as defined below).

This offering is not contingent upon the concurrent common stock offering, and the common stock offering is not contingent upon this offering. This prospectus supplement shall not be deemed an offer to sell or a solicitation to buy the common stock.

Bridge Facility and Term Loan Facility

In connection with the Chesapeake Acquisition, on December 19, 2014 we entered into a $4,500 million unsecured 364-day bridge term loan facility (the “Bridge Facility”) and a $500 million unsecured two-year term loan facility (the “Term Loan Facility”), each with a syndicate of lenders, including affiliates of the underwriters of this offering. On December 22, 2014, we incurred aggregate borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility to finance the Chesapeake Acquisition and to pay certain fees and expenses in connection with the Chesapeake Acquisition. We intend to fully repay amounts outstanding under the Bridge Facility and, if funds are sufficient, the Term Loan Facility utilizing proceeds from the Securities Offerings and asset sales.

The terms of the Bridge Facility and the Term Loan Facility include covenants that restrict our ability to incur liens or to invest in subsidiaries not restricted by the covenants in the Bridge Facility and Term Loan

Facility, and restrict the ability of restricted subsidiaries, as that term is defined in the Bridge Facility and the Term Loan Facility, to incur certain indebtedness. The terms of the Bridge Facility and the Term Loan Facility also contain a financial covenant that requires the Company to maintain a debt to capitalization ratio, as defined in the Bridge Facility and the Term Loan Facility that does not exceed 0.60 to 1.00. The Bridge Facility and the Term Loan Facility also restrict our ability to merge, consolidate or sell all or substantially all of our assets and also include events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount exceeding $100 million; bankruptcy; judgments involving liability in excess of $100 million that are not paid; and ERISA events. Many of the events of default are subject to customary notice and cure periods.

Fourth Quarter Update (Preliminary and Unaudited)

Our consolidated financial statements for our three months ended December 31, 2014 are not yet available. Accordingly, the financial and operational results we present below are preliminary and subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the quarterly and annual review of our consolidated financial statements. As a result, these preliminary results may differ from the actual results that will be reflected in our consolidated financial statements for the quarter and year when they are completed and publicly disclosed. These preliminary results may change and those changes may be material.

Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.

Although the results of our three months ended December 31, 2014 are not yet finalized, the following information reflects our preliminary expectations with respect to such results based on currently available information:

For the three months ended December 31, 2014:

•	Estimated operating income between $275 million and $295 million for the three months ended December 31, 2014, compared to $317 million for the comparable period in 2013.

•	Estimated total production between 196 and 200 Bcfe for the three months ended December 31, 2014, compared to 176 Bcfe for the comparable period in 2013.

The Chesapeake Acquisition closed on December 22, 2014, so the estimates above include only one week of ownership of those assets. The estimates above represent the most current information available to management. A range for the preliminary results described above is provided because our financial closing procedures for the month, quarter and year ended December 31, 2014 are not yet complete due to the finalization of our monthly, quarterly and annual procedures.

Outlook

We believe the long-term outlook for our business is favorable despite the continued uncertainty of natural gas prices in the United States and the legislative and regulatory challenges facing our industry. Our resource base, financial strength and disciplined investment of capital provide us with an opportunity:

•	to exploit and develop our positions in the Fayetteville Shale, the northeast Marcellus Shale and the multiple formations in West Virginia and southwest Pennsylvania acquired in the Chesapeake and Statoil Acquisitions;

•	to maximize efficiency through economies of scale in our key operating areas;

•	to enhance our overall returns through expansion of our Midstream Services operations; and

•	to grow through new exploration and development activities.

Our capital investment plan for 2015 is flexible. Should prices remain at current levels we will adjust our capital investment plans accordingly. Following the consummation of this offering and our concurrent common stock offering, we may determine to issue and sell senior notes in a registered public offering pursuant to our existing shelf registration statement to repay amounts outstanding under the Bridge Facility and Term Loan Facility incurred to finance the Chesapeake Acquisition.

The Offering

The summary below describes the principal terms of the depositary shares and our mandatory convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of Capital Stock—Preferred Stock,” as supplemented by the “Description of Mandatory Convertible Preferred Stock” section of this prospectus supplement, for a more detailed description of the terms of the mandatory convertible preferred stock. As used in this section, the terms “Southwestern Energy,” “us,” “we,” or “our” refer to Southwestern Energy Company and not any of its subsidiaries.

Issuer	Southwestern Energy Company

Securities we are offering	26,000,000 depositary shares, each of which represents a 1/20th interest in a share of our % Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. Each depositary share entitles the holder of such depositary share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 3,900,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Public offering price	$50 per depositary share.

Liquidation preference	$1,000 per share of our mandatory convertible preferred stock (equivalent to $50 per depositary share).

Dividends

    % of the liquidation preference of $1,000 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the first original issue date and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $         per share of our mandatory

convertible preferred stock (equivalent to $        per depositary share). Each subsequent dividend is expected to be approximately $        per share of our mandatory convertible preferred stock (equivalent to $        per depositary share). See “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock—Definitions”), of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The initial price is $ , which equals the per share public offering price of our common stock in the concurrent offering of our common stock (or, if such concurrent offering does not price, the closing price of our common stock on January , 2015).

Dividend payment dates	January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2015 and ending on, and including, January 15, 2018.

Redemption	Neither the depositary shares nor our mandatory convertible preferred stock is redeemable.

Mandatory conversion date	The third business day immediately following the last trading day of the final averaging period (as defined below).

Mandatory conversion	On the mandatory conversion date, each outstanding share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on January 15, 2018, we will pay such dividend to the holders of record on the applicable record date, as described above. If, on or prior to January 1, 2018, we have not declared all or any portion of the accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our mandatory convertible preferred stock will be not more than shares of common stock and not less than shares of common stock (and, correspondingly, the conversion rate per depositary share will not be more than shares of common stock and not less than shares of common stock), depending on the applicable market value of our common stock, as described below.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding January 15, 2018. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” and the following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of mandatory convertible preferred stock
Greater than $	shares of common stock

Equal to or less than $ but greater than or equal to $	Between and shares of common stock, determined by dividing $1,000 by the applicable market value

Less than $	shares of common stock

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than $	shares of common stock

Equal to or less than $ but greater than or equal to $	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than $	shares of common stock

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), at any time prior to January 15, 2018, a holder of mandatory convertible preferred stock may elect to convert such holder’s shares of our mandatory convertible preferred stock, in whole or in part, at the minimum conversion rate of shares of common stock per share of mandatory convertible preferred stock (equivalent to shares of common stock per depositary share) as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/20th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares only in lots of 20 depositary shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; fundamental change dividend make-whole amount	If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to January 15, 2018, holders of the mandatory convertible preferred stock will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than January 15, 2018). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our mandatory convertible preferred stock within that timeframe will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of % per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the period, if any, from the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), the “make-whole dividend amounts”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amounts; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/20th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares upon a fundamental change only in lots of 20 depositary shares.

If we elect to make any such payment of the make-whole dividend amounts, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with the make-whole dividend amount, in the aggregate, exceed a number equal to the sum of such amount (the “additional fundamental change amount”), divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the additional fundamental change amount exceeds the product of the number of shares of common stock delivered in respect of such additional fundamental change amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as specifically required by Delaware law or our Amended and Restated Certificate of Incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, April 15, 2015), whether or not consecutive, the holders of mandatory convertible preferred stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (2) amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation so as to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or (3) consummate a binding share exchange or reclassification involving shares of mandatory preferred stock or a merger or consolidation of us with another entity unless the mandatory convertible preferred stock remains outstanding or is replaced by preference securities with terms not materially less favorable to holders, in each case subject to certain exceptions.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights” and “Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock.”

Ranking	The mandatory convertible preferred stock will rank with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable:

•	senior to all of our common stock and to each other class of capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the mandatory convertible preferred stock;

•	on a parity with any class of capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the mandatory convertible preferred stock;

•	junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock or preferred stock will rank senior to the mandatory convertible preferred stock; and

•	junior to all of our existing and future indebtedness (including trade payables).

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At September 30, 2014, we had total outstanding consolidated debt of approximately $1,807 million and no outstanding shares of preferred stock. At September 30, 2014, on a pro forma as adjusted basis our total debt was $5,699 million.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us for this offering, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full). We estimate that the net proceeds to us from the concurrent offering of our common stock, after deducting underwriting discounts and commissions but before estimated offering expenses payable by us for such offering, will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares of common stock in full). We intend to use the net proceeds from this offering to partially repay amounts outstanding under the Bridge Facility. See “Use of Proceeds.” Affiliates of certain of the underwriters are lenders under the Bridge Facility and the Term Loan Facility and our revolving credit facility and as such will receive their pro rata share of the amounts used from the net proceeds of the Securities Offerings to repay indebtedness under such facilities. See “Underwriting (Conflicts of Interest).”

Sales to directors and officers	The underwriters have reserved for sale at the public offering price up to five percent of the depositary shares being offered by this prospectus supplement for sale to certain of our directors and officers. We do not know if these persons will choose to purchase all or any portion of these reserved depositary shares, but any purchases they do make will reduce the number of depositary shares available to the general public.

Material U.S. federal tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the depositary shares and any common stock received upon their conversion are described in “U.S. Federal Income Tax Considerations.”

Listing	We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “SWNC.” Our common stock is listed on the New York Stock Exchange under the symbol “SWN.”

Concurrent offering of common stock	Concurrently with this offering, we are also making a public offering of 20,260,000 shares of our common stock pursuant to a separate prospectus supplement. In that offering, we have granted the underwriters of that offering an option to purchase up to an additional 3,039,000 shares of our common stock. The closing of our offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common stock, and the closing of the concurrent offering of our common stock is not conditioned upon the closing of this offering of the depositary shares.

Conflicts of interest	Affiliates of certain of the underwriters are lenders under our Bridge Facility and Term Loan Facility and revolving credit facility. Because a portion of the net proceeds from this offering will be used to repay indebtedness under the Bridge Facility, we expect that more than 5% of the net proceeds will be directed to one or more of such underwriters (or their affiliates), which would be considered a “conflict of interest” under Financial Regulatory Authority, Inc. (“FINRA”) Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Transfer agent and registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the mandatory convertible preferred stock and our common stock.

Risk factors	See “Risk Factors” beginning on page S-27 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the depositary shares.

As of January 5, 2015, 354,489,342 shares of common stock were outstanding.

Summary Historical Consolidated Financial Data of the Company

The following table sets forth our summary historical consolidated financial information that has been derived from (i) our audited statements of income and cash flows for each of the years ended December 31, 2011, 2012 and 2013 and our audited balance sheets as of December 31, 2011, 2012 and 2013 and (ii) unaudited statements of income and cash flows for each of the nine months ended September 30, 2013 and 2014 and our unaudited balance sheets as of September 30, 2013 and 2014.

You should read this historical and pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as well as our historical financial statements and notes thereto, all of which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Income Statement Data:
Operating Revenues:
Gas sales	$2,155	$1,736	$2,381	$1,956	$2,078
Gas marketing	765	582	792	592	714
Oil sales	13	12	16	8	9
Gas gathering	143	134	181	174	150

Total revenues	3,076	2,464	3,371	2,730	2,951

Operating Costs and Expenses:
Gas purchases—midstream services	752	575	782	592	709
Operating expenses	309	237	329	245	241
General and administrative expenses	162	136	191	175	158
Depreciation, depletion and amortization	693	571	787	811	705
Impairment of natural gas and oil properties	—	—	—	1,940	—
Taxes, other than income taxes	72	59	79	68	66

Total operating costs and expenses	1,988	1,578	2,168	3,831	1,878

Operating income	1,088	886	1,203	1,101	1,073

Other expense (Income):
Interest on debt	75	74	100	93	65
Other interest charges	4	3	4	4	4
Interest capitalized	(40)	(48)	(62)	(62)	(46)
Other (income) expense, net	(1)	—	(3)	—	—
Loss (gain) on derivatives	29	(75)	(26)	16	(1)

Income (Loss) before income taxes	1,021	932	1,190	(1,150)	1,051
Provision (Benefit) for income taxes	409	373	487	(443)	413

Net Income (Loss)	$612	$559	$704	$(707)	$638

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions, except per share amounts)	2014	2013	2013	2012	2011
Earnings per share:
Basic	$1.74	$1.60	$2.01	$(2.03)	$1.84

Diluted	$1.74	$1.59	$2.00	$(2.03)	$1.82

Weighted average shares outstanding:
Basic	351,357,913	350,334,634	350,465,430	348,610,503	347,205,316
Diluted	352,334,546	351,014,974	351,101,452	348,610,503	349,921,413
Other Financial Data:
Cash flows from operating activities	$1,774	$1,378	$1,908	$1,653	$1,739
Cash flows from investing activities	(1,687)	(1,712)	(2,253)	(2,108)	(2,184)
Cash flows from financing activities	(90)	299	277	291	284
Adjusted EBITDA (1)	$1,760	$1,460	$1,997	$1,638	$1,774

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Balance Sheet Data
Cash and cash equivalents	$20	$19	$23	$54	$16
Total assets	$9,177	$7,894	$8,048	$6,738	$7,903
Total liabilities	$4,884	$4,374	$4,426	$3,702	$3,934
Total equity	$4,293	$3,520	$3,622	$3,036	$3,969

(1)

Adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. This is a supplemental financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). We have included information concerning Adjusted EBITDA in this prospectus supplement because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Adjusted EBITDA as defined above may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Net Income
Net income (loss)	$612	$559	$704	$(707)	$638
Depreciation, depletion and amortization expense	693	571	787	811	705
Impairment of natural gas and oil properties	—	—	—	1,940	—
Loss (gain) on derivatives, net of settlement	7	(72)	(21)	2	(5)
Net interest expense	39	29	42	36	24
Provision for income taxes	409	373	487	(443)	413

Adjusted EBITDA	$1,760	$1,460	$1,997	$1,638	$1,774

Summary Historical Financial Data of the Properties in the Chesapeake Acquisition

The following table sets forth the statements of revenues and direct operating expenses of the properties acquired in the Chesapeake Acquisition, which has been derived from (i) the audited statements of revenues and direct operating expenses of the properties for the years ended December 31, 2013, 2012 and 2011 and (ii) the unaudited statements of revenues and direct operating expenses of the properties for the nine months ended September 30, 2014 and 2013. The information provided in the following table does not give effect to the properties to be acquired in the WPX and the Statoil Acquisitions. Historical results are not necessarily indicative of results that may be expected for any future period.

You should read this financial information in conjunction with the statements of revenues and direct operating expense of the properties we will acquire in the Chesapeake Acquisition and notes thereto included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions)	2014	2013	2013	2012	2011
Natural gas and oil revenues	$340	$235	$342	$147	$181
Direct operating expenses	57	40	65	47	55

Natural gas and oil revenues in excess of revenues over direct operating expenses	$283	$195	$277	$100	$126

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following table sets forth pro forma condensed combined financial information for the year ended December 31, 2013 and the nine months ended September 30, 2014, which has been derived from our unaudited pro forma financial statements included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015. The unaudited pro forma statements of income give effect to the Chesapeake Acquisition as if the Chesapeake Acquisition (and related borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility) had occurred on January 1, 2013. In addition, the pro forma balance sheet gives effect to the Chesapeake Acquisition (and related borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility) as if the acquisition occurred on September 30, 2014. The unaudited pro forma financial information does not purport to represent what our results of operations would have actually been had the Chesapeake Acquisition occurred on the dates noted above, or to project our results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. In our opinion, all adjustments necessary to present fairly the unaudited pro forma financial statements have been made. The following tables do not give effect to the properties to be acquired in the WPX and the Statoil Acquisitions.

You should read the pro forma financial information in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, as well as our historical financial statements and the notes thereto, the historical statements of revenues and direct operating expenses for the Chesapeake Acquisition and notes thereto, and the unaudited pro forma financial statements and notes thereto included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015.

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Income Statement Data:
Operating Revenues:
Gas sales	$2,268	$2,503
Gas marketing	765	792
Oil sales	135	145
NGL sales	105	92
Gas gathering	143	181

Total revenues	3,416	3,713

Operating Costs and Expenses:
Gas purchases—midstream services	752	782
Operating expenses	338	363
General and administrative expenses	162	191
Depreciation, depletion and amortization	893	1,033
Taxes, other than income taxes	100	109

Total operating costs and expenses	2,245	2,478

Operating Income	1,171	1,235

Interest Expense:
Interest on debt	143	196
Other interest charges	74	158
Interest capitalized	(85)	(134)

Total interest expense	132	220

Gain (loss) on Derivatives	(28)	28
Income Before Income Taxes	1,011	1,043

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Provision (Benefit) for income taxes:
Current	34	(11)
Deferred	371	438

	405	447

Net Income	$606	$616

(Dollars in millions, except per share amounts)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Earnings per share:
Basic	$1.72	$1.76

Diluted	$1.72	$1.75

Weighted average shares outstanding:
Basic	351,357,913	350,465,430

Diluted	352,334,546	351,101,452

Other Financial Data:
Pro forma Adjusted EBITDA (1)	$2,043	$2,275

(Dollars in millions)	Nine Months Ended September 30, 2014
Balance Sheet Data
Cash and cash equivalents	$20
Total assets	$14,262
Total liabilities	$9,969
Total equity	$4,293

(1)	Pro forma Adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. For more information relating to these non-GAAP measures, see “Non-GAAP Financial Measures.”

Pro forma adjusted EBITDA is defined as net income (loss) plus interest, income tax expense, non-cash impairment of natural gas and oil properties, (gain) loss on derivatives, net of settlements, and depreciation, depletion and amortization. This is a supplemental financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). We have included information concerning pro forma Adjusted EBITDA in this prospectus supplement because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry. Pro forma Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP, or as a measure of our profitability or liquidity. Pro forma Adjusted EBITDA as defined above may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of pro forma net income to pro forma Adjusted EBITDA:

(Dollars in millions)	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Pro Forma Net Income
Net income	$606	$616
Impairment of natural gas and oil properties	—	—
Depreciation, depletion and amortization expense	893	1,033
Loss (gain) on derivatives, net of settlement	7	(21)
Net interest expense	132	220
Provision for income taxes	405	427

Pro Forma Adjusted EBITDA	$2,043	$2,275

Summary Historical Reserve and Operating Data of the Company

The following table sets forth certain information with respect to our historical consolidated oil and gas reserves as of December 31, 2013, 2012 and 2011 and production for the years ended December 31, 2013, 2012 and 2011 and the nine months ended September 30, 2014 and 2013. The historical reserve information included in this table is based upon reserve reports prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineers. The reserve volumes and values were determined using the methods prescribed by the SEC.

This information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

	Year Ended December 31,
	2013	2012	2011
Estimated net proved reserves:
Natural Gas (Bcf)	6,974	4,017	5,887
Crude Oil (MMBbls)	0.4	0.2	1

Total Proved Reserves (Bcfe) (1):	6,976	4,018	5,893
Percent proved developed	61%	80%	55%
PV-10: (2)
Pre-tax (millions)	$5,147	$2,351	$4,803
PV of taxes (millions)	1,393	273	1,352

Standardized measure ($/thousands)	3,736	2,051	3,451

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
Production Data:
Sales:
Natural Gas (Bcf)	566	479	656	565	500
Crude Oil (MBbls)	114	102	138	83	97
Natural Gas Liquids (MBbls)	27	40	50	—	—

Total (Bcfe)	567	480	657	565	500
Average sales price per unit before derivative transactions
Natural Gas ($/Mcf)	3.91	3.18	3.17	2.34	3.56
Crude Oil ($/Bbl)	100.39	105.05	103.32	101.54	94.08
Natural Gas Liquids ($/Bbl)	40.73	44.20	43.63	—	—

$/Mcfe	3.93	3.20	3.20	2.36	3.57
Production costs (per Mcfe, excluding ad valorem and severance taxes)	0.91	0.85	0.86	0.80	0.84

(1)	We have no reserves from synthetic gas, synthetic oil or nonrenewable natural resources intended to be upgraded into synthetic gas or oil. We used standard engineering and geoscience methods, or a combination of methodologies in determining estimates of material properties, including performance and test date analysis offset statistical analogy of performance data, volumetric evaluation, including analysis of petrophysical parameters (including porosity, net pay, fluid saturations (i.e., water, oil and gas) and permeability) in combination with estimated reservoir parameters (including reservoir temperature and pressure, formation depth and formation volume factors), geological analysis, including structure and isopach maps and seismic analysis, including review of 2-D and 3-D data to ascertain faults, closure and other factors.

(2)	Pre-tax PV-10 (a non-GAAP measure) is one measure of the value of a company’s proved reserves that we believe is used by securities analysts to compare relative values among peer companies without regard to income taxes. The reconciling difference in pre-tax PV-10 and the after-tax PV-10, or standardized measure, is the discounted value of future income taxes on the estimated cash flows from our proved oil and natural gas reserves. For more information relating to this non-GAAP measure, see “Non-GAAP Financial Measures.”

Summary Historical Reserve Data of the Properties In the Chesapeake Acquisition

The following tables sets forth certain information with respect to the oil and gas reserves as of June 30, 2014 and December 31, 2013 for the properties we will acquire in the Chesapeake Acquisition. The reserves information presented below as of December 31, 2013 is based solely on our internal evaluation and interpretation of reserve and other information provided to us by the third-party seller in the course of our due diligence with respect to the Chesapeake Acquisition and has not been independently verified or estimated. The reserve information as of June 30, 2014 is based on the report dated November 21, 2014 provided by Netherland, Sewell & Associates, Inc.

	June 30,	December 31,
	2014	2013
Estimated net proved reserves:
Natural Gas (Bcf)	1,388,100	919,944
Crude Oil (MBbls)	38,400	14,456
Natural Gas Liquids (MBbls)	119,400	40,567

Total Proved Reserves (Bcfe):	2,334,900	1,250,087
Percent proved developed	36%	60%
PV-10 value (dollars in millions) (1)	$2,437	$1,486
Standardized measure ($/millions) (1)(2)	n/a	$1,486

(1)	PV-10 is a non-GAAP financial measure. For more information relating to these non-GAAP measures, see “Non-GAAP Financial Measures.”
(2)	GAAP does not prescribe any corresponding measure for PV-10 of proved reserves based on other than SEC prices. As a result, it is not practicable for us to reconcile this additional PV-10 measure to GAAP standardized measure.

Summary Unaudited Pro Forma Reserve Data

The following table sets forth pro forma reserve data at December 31, 2013, giving effect to the Chesapeake Acquisition. Future exploration and development expenditures, as well as future commodity prices and service costs will affect the reserve volumes attributable to the properties we will acquire in the Chesapeake Acquisition.

	Company Historical	Acquired properties Historical	Pro forma adjustments	Pro forma for acquired properties
Estimated net proved reserves
Natural Gas (MMcf)	6,974,077	919,944	—	7,894,021
Crude Oil (MBbls)	373	14,456	—	14,829
Natural Gas Liquids (MBbls)	—	40,567	—	40,567

Total (MMcfe)	6,976,315	1,250,087	—	8,226,402
Estimated net proved developed reserves
Natural Gas (MMcf)	4,237,495	551,123	—	4,788,618
Crude Oil (MBbls)	372	10,612	—	10,984
Natural Gas Liquids (MBbls)	—	21,599	—	21,599
Total (MMcfe)	4,239,727	744,391	—	4,984,116
Future cash inflows	$22,625	$5,081	—	27,706
Future development costs	(3,627)	(547)	—	(4,174)
Future production costs	(8,896)	(942)	—	(9,838)
Future income tax	(3,223)	—	(1,478)	(4,701)

Future net cash flows	6,879	3,592	(1,478)	8,993
Discounted at 10% per year	(3,143)	(2,106)	867	(4,382)

Standardized measure ($/millions)	$3,736	$1,486	$(611)	$4,611

RISK FACTORS

An investment in our depositary shares involves risks. You should consider carefully the following risks, as well as the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent Quarterly Reports on Form 10-Q together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in our depositary shares.

Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock

You are making an investment decision in the depositary shares as well as in our mandatory convertible preferred stock.

As described in this prospectus supplement, you are investing in depositary shares that represent fractional interests in our mandatory convertible preferred stock. The bank depositary will rely solely on the dividend payments and other distributions on the mandatory convertible preferred stock it receives from us to fund all dividend payments and other distributions on the depositary shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the depositary shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding January 15, 2018. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the mandatory convertible preferred stock represented by your depositary shares. Specifically, if the applicable market value of our common stock is less than the initial price of $         (which equals the per share public offering price of our common stock in the concurrent offering of our common stock (or, if such concurrent offering does not price, the closing price of our common stock on January     , 2015)), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of mandatory convertible preferred stock will be less than the $1,000 liquidation preference per share of mandatory convertible preferred stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each depositary share will be less than the $50 liquidation preference per depositary share), and an investment in the depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of the depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of mandatory convertible preferred stock (and the liquidation preference of $50 per depositary share) if the applicable market value of our common stock exceeds the threshold appreciation price of $        , subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately     % over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately     % (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the depositary shares (and the underlying mandatory convertible preferred stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the mandatory convertible preferred stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the depositary shares will only be equal to the aggregate liquidation preference of the depositary shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the depositary shares.

We expect that, generally, the market price of our common stock will affect the market price of the depositary shares more than any other single factor. This may result in greater volatility in the market price of the depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the sections of this prospectus supplement below entitled “—Risks Related to Ownership of Our Common Stock.”

In addition, we expect that the market price of the depositary shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the depositary shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the depositary shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the depositary shares.

Recent regulatory actions may adversely affect the trading price and liquidity of the depositary shares.

We expect that many investors in, and potential purchasers of, the depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the depositary shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the depositary shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the depositary shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to January 15, 2018, the fundamental change conversion rate will apply to any shares of mandatory convertible preferred stock (and, accordingly, the depositary shares) converted during the fundamental change conversion period (as defined in the “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $         or above $         (in each case, subject to adjustment) and, with respect to those shares of mandatory convertible preferred stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount and subject to “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our mandatory convertible preferred stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the mandatory convertible preferred stock (and your corresponding right to receive a proportionate number of shares of our common stock per depositary share), equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of the depositary shares or the common stock issuable upon conversion of the mandatory convertible preferred stock.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock (other than those set forth in “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the depositary shares. In addition, the terms of our mandatory convertible preferred stock and the depositary shares do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

Purchasers of the depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the mandatory convertible preferred stock represented by the depositary shares sold in this offering.

The terms of our mandatory convertible preferred stock will not restrict our ability to offer a new series of preferred stock that ranks equally with our mandatory convertible preferred stock as to dividend payments or liquidation preference in the future. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

The concurrent offering of our common stock, and the possibility of the sale of our common stock in the future, could reduce the market price of our common stock and, in turn, the depositary shares.

Concurrently with this offering, we are offering 20,260,000 shares of our common stock, plus up to 3,039,000 additional shares of our common stock if the underwriters in that offering exercise their option to purchase additional shares of our common stock in full. This offering is not conditioned on the closing of the concurrent offering of our common stock, and the concurrent offering of our common stock is not conditioned on the closing of this offering. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the depositary shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, the depositary shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your depositary shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in the depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would adversely affect the special rights, preferences, privileges and voting powers of the mandatory convertible preferred stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the bank depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

You do not have voting rights, except with respect to certain amendments to the terms of the mandatory convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, April 15, 2015), whether or not for consecutive dividend periods, the holders of shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the mandatory convertible preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Rights.” Holders of depositary shares must act through the bank depositary to exercise any voting rights in respect of our mandatory convertible preferred stock.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock then outstanding. At September 30, 2014, we and our subsidiaries had total outstanding consolidated debt of approximately $1,807 million, and we had no outstanding shares of preferred stock. At September 30, 2014, on a pro forma as adjusted basis our total debt was $5,699 million.

Our ability to pay dividends on our mandatory convertible preferred stock may be limited.

Our payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on the mandatory convertible preferred stock, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the mandatory convertible preferred stock (and, in turn, on the depositary shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax upon an adjustment to the conversion rate of the mandatory convertible preferred stock and the depositary shares even though you do not receive a corresponding cash distribution.

The conversion rate of the mandatory convertible preferred stock and the depositary shares is subject to adjustment in certain circumstances. Refer to “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. If you are a Non-U.S. holder (as defined in “U.S. Federal Income Tax Considerations—Tax Consequences Applicable to Non-U.S. Holders”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the depositary shares. Refer to “U.S. Federal Income Tax Considerations—Tax Consequences Applicable to Non-U.S. Holders” for a further discussion of U.S. federal tax implications for U.S. holders (as defined therein) and non-U.S. holders.

Corporate U.S. holders of depositary shares may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders (as defined below) of depositary shares will be eligible for the dividends-received deduction only to the extent we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We cannot assure you that we will have sufficient earnings and profits to cause all distributions on depositary shares to be treated as dividends. If a distribution with respect to depositary shares fails to qualify as a dividend, corporate U.S. holders would not be eligible for the dividends-received deduction with respect to such distribution. See “U.S. Federal Income Tax Considerations.”

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their depositary shares or common stock.

We believe that we are a United States real property holding corporation, or USRPHC, and likely will remain one in the future. As a result, non-U.S. holders that own (or are treated as owning under constructive ownership rules) more than a specified amount of our depositary shares or common stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such depositary shares or common stock and may be required to file a U.S. federal income tax return. See “U.S. Federal Income Tax Considerations–Tax Consequences Applicable to Non-U.S. Holders.”

An active trading market for the depositary shares does not exist and may not develop.

The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “SWNC.” Even if the depositary shares are approved for listing on The New York Stock Exchange, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price. In addition, any depositary shares that are sold by the underwriters to any of our directors and officers that are our affiliates will not be freely tradable by such affiliates under U.S. securities laws, and as such, the sale of depositary shares to such affiliates may reduce the depth and/or liquidity for any market that may develop for the depositary shares.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. For example, during the twelve months ended December 31, 2014, the high sales price per share of our common stock on The New York Stock Exchange was $49.16 and the low sales price per share was $26.75. The price of our common stock could be subject to wide fluctuations in the future in response to the following events or factors:

•	changes in natural gas and oil prices, including in different geographic locations;

•	demand for natural gas and oil;

•	the success of our drilling program;

•	changes in our drilling schedule;

•	adjustments to our reserve estimates and differences between actual and estimated production, revenue and expenditures;

•	competition from other oil and gas companies;

•	costs and liabilities relating to governmental laws and regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance or financing expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

In particular, a significant or extended decline in natural gas and oil prices would have a material adverse effect on our financial position, our results of operations, our access to capital and the quantities of natural gas and oil that we can produce economically. For example, the New York Mercantile Exchange, or NYMEX, natural gas prices traded at a high of $5.56 in February 2014 and a low of $3.73 in November 2014 based on last day of month settlement. Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement also could materially and adversely affect our share price.

Anti-takeover provisions in our organizational documents and under Delaware law may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders, which, under certain circumstances, could reduce the market price of our common stock. In addition, protective provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or the implementation by our board of directors of a stockholder rights plan could prevent a takeover, which could harm our stockholders.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);

•	possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the depositary shares and our common stock.

Risks Relating to the Acquisitions

We may be subject to risks in connection with acquisitions, including the Acquisitions, and the integration of significant acquisitions may be difficult.

We have consummated the Chesapeake Acquisition and expect to consummate the other Acquisitions described above under the heading “Prospectus Supplement Summary—Recently Completed and Pending Asset Acquisitions” and we periodically evaluate other potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties, including the Acquisitions, requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and natural gas prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities;

•	regulatory, permitting and similar matters; and

•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets to be acquired, we are entitled to indemnification for only certain environmental liabilities. In addition, we waived certain environmental and title indemnification in the Chesapeake Acquisition and did not include them in the Statoil Acquisition in exchange for downward adjustments to the purchase prices.

Significant acquisitions, including the Acquisitions, and other strategic transactions may involve other risks, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•	the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

Financing the Acquisitions will substantially increase our leverage.

On December 22, 2014, we incurred aggregate borrowings of $5,000 million under the Bridge Facility and the Term Loan Facility to finance the Chesapeake Acquisition and to pay certain fees and expenses in connection with the Chesapeake Acquisition. We also intend to incur an aggregate of approximately $664 million under our revolving credit facility in order to consummate the WPX and the Statoil Acquisitions and an additional $200 million to fully pay the remaining borrowings under the Bridge Facility. We intend to partially repay amounts outstanding under the Bridge Facility, and if sufficient, the Term Loan Facility utilizing proceeds from the Securities Offerings and asset sales. Our total outstanding indebtedness as of September 30, 2014 was $1,807 million. As of January 9, 2015, after giving effect to the Chesapeake and the Statoil Acquisitions and the financing thereof our total outstanding indebtedness increased by approximately $5,300 million. The increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.

We may not be able to consummate the WPX and Statoil Acquisitions.

Although we entered into purchase and sale agreements for the WPX and the Statoil Acquisitions in December 2014, the consummation of each of them is subject to certain closing conditions, including conditions that must be met and are beyond our control. In addition, under certain circumstances we or the sellers may terminate the purchase agreements. There can be no assurances that either the WPX or the Statoil Acquisition will be consummated in the anticipated timeframe or at all.

If either the WPX or the Statoil Acquisition is not consummated under certain circumstances due to our default, we may forfeit the deposits under the respective purchase agreement. The aggregate deposit amount under the purchase agreements for the WPX and the Statoil Acquisitions is $65 million. Furthermore, our stock price could be negatively impacted if either the WPX or the Statoil Acquisitions are not consummated, regardless of the reason.

USE OF PROCEEDS

We expect to receive gross proceeds from this offering of approximately $1,300 million, or $1,495 million if the underwriters exercise their option to purchase additional depositary shares in full. After deducting the underwriting discounts and estimated offering expenses, we intend to use the net proceeds from this offering to partially repay amounts outstanding under our Bridge Facility entered into in connection with the Chesapeake Acquisition.

As of January 9, 2015, the outstanding balance under the Bridge Facility was $4,500 million, bearing an effective interest rate of approximately 1.55%, and the outstanding balance under the Term Loan Facility was $500 million, bearing an effective interest rate of approximately 1.52%. Amounts borrowed under the Bridge Facility and the Term Loan Facility were used to fund the Chesapeake Acquisition and costs and expenses related thereto. The Bridge Facility matures on December 18, 2015 and the Term Loan Facility matures on December 19, 2016.

The offering of depositary shares pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our common stock offering, and the concurrent offering of our common stock is not contingent upon the closing of the offering of depositary shares hereunder.

Affiliates of certain of the underwriters are lenders under the Bridge and the Term Loan Facilities and as such will receive their pro rata share of the amounts used from the net proceeds of the Securities Offerings to repay indebtedness under such facilities. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•	on a consolidated historical basis;

•	pro forma to give further effect to (i) the consummation of the Chesapeake Acquisition and the financing thereof with $4,500 million of borrowings made under the Bridge Facility and $500 million of borrowings made under the Term Loan Facility, and (ii) $28 million of borrowings made under the revolving credit facility; and

•	pro forma as adjusted to give further effect to (i) $1,300 million raised in this offering, $500 million raised in the concurrent common stock offering and $2,500 million raised in the subsequent expected debt financing and the application of the gross proceeds therefrom, excluding any fees and expenses, and (ii) borrowings of approximately $664 million under our revolving credit facility, which amount includes the aggregate $65 million deposits, to fund the WPX and the Statoil Acquisitions and an additional $200 million to fully pay the remaining borrowings under the Bridge Facility.

There can be no assurance that we complete the subsequent expected debt financing.

You should read our historical consolidated financial statements and notes, as well as our unaudited pro forma condensed combined financial statements related to the Chesapeake Acquisition and accompanying notes included in our Current Report on Form 8-K/A filed with the SEC on January 7, 2015, that are incorporated by reference into this prospectus supplement.

	As of September 30, 2014
	Historical	Pro Forma	Pro Forma as adjusted
(Dollars in millions)	(in millions)
Cash and cash equivalents	$20	$20	$20

Short-term debt:
7.15% Senior Notes due 2018	1	1	1

Bridge Facility	—	4,500	—

Total short-term debt	1	4,501	1

Long-term debt:
Revolving Credit Facility, expires December 2018 (1)(2)	139	167	1,031
7.35% Senior Notes due 2017	15	15	15
7.125% Senior Notes due 2017	25	25	25
7.15% Senior Notes due 2018	28	28	28
7.5% Senior Notes due 2018	600	600	600
4.10% Senior Notes due 2022	1,000	1,000	1,000
Term Loan Facility	—	500	500
Expected Debt Financing	—	—	2,500
Unamortized discount	(1)	(1)	(1)

Total long-term debt	1,806	2,334	5,698

Total debt	1,807	6,835	5,699

Equity:
Preferred Stock $0.01, par value; 10,000,000 authorized shares; and 0 shares issued and outstanding, actual; 10,000,000 shares authorized and 0 shares issued and outstanding, pro forma; 10,000,000 shares authorized and 1,300,000 shares issued and outstanding, pro forma as adjusted	—	—	—
Common stock, $0.01 par value; 1,250,000,000 authorized shares and 353,125,665 shares issued and shares 352,938,584 outstanding, actual; 1,250,000,000 authorized shares and 353,125,665 shares issued and 352,938,584 shares outstanding, pro forma; 1,250,000,000 authorized shares and 353,125,665 shares issued and 373,385,668 shares outstanding, pro forma as adjusted	4	4	5
Additional paid-in capital	1,005	1,005	2,804
Retained earnings	3,265	3,265	3,265
Accumulated other comprehensive income (loss)	19	19	19

Total equity	4,293	4,293	6,093

Total Capitalization:	$6,100	$11,128	$11,792

(1)	As of January 9, 2015, we had $331 million outstanding under our revolving credit facility, which amount outstanding includes the $65 million aggregate deposit for the WPX and the Statoil Acquisitions and excludes the remaining $599 million aggregate purchase price, and $1,669 million of borrowing capacity under such facility.
(2)	Excludes offering expenses of approximately $71.5 million for the Securities Offerings to be borrowed from this facility.

DIVIDEND POLICY AND MARKET FOR COMMON STOCK

Dividend Policy

We do not currently pay cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Price Range of Our Common Stock

The following table sets forth the high and low sales prices per share of our common stock as reported on the New York Stock Exchange since January 1, 2012.

	High	Low
Fiscal Year 2015:
Quarter ended March 31, 2015 (through January 9, 2015)	$27.17	$24.24
Fiscal Year 2014:
Quarter ended December 31, 2014	$37.26	$26.75
Quarter ended September 30, 2014	$45.52	$34.82
Quarter ended June 30, 2014	$49.16	$44.01
Quarter ended March 31, 2014	$46.90	$37.25
Fiscal Year 2013:
Quarter ended December 31, 2013	$40.46	$34.88
Quarter ended September 30, 2013	$40.11	$36.06
Quarter ended June 30, 2013	$40.34	$34.68
Quarter ended March 31, 2013	$39.35	$31.62
Fiscal Year 2012:
Quarter ended December 31, 2012	$36.87	$32.51
Quarter ended September 30, 2012	$36.50	$30.13
Quarter ended June 30, 2012	$32.75	$25.63
Quarter ended March 31, 2012	$35.98	$28.37

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following description is a summary of certain terms of our     % Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy our Amended and Restated Certificate of Incorporation, including the certificate of designations for the mandatory convertible preferred stock, and the form of mandatory convertible preferred stock share certificate are available upon request from us at the address set forth in “Where You Can Find More Information” in the accompanying prospectus. The following summary of the terms of the mandatory convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The bank depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the bank depositary, to exercise the rights and preferences of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock.

As used in this section, the terms “Southwestern Energy,” “us,” “we” or “our” refer to Southwestern Energy Company and not any of its subsidiaries.

General

Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be set forth in the resolutions providing therefor. We previously designated 1,000,000 shares of our preferred stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance under a stockholders’ rights plan that we subsequently terminated. At the consummation of this offering, we will issue 1,300,000 shares of mandatory convertible preferred stock in the form of 26,000,000 depositary shares. In addition, we have granted the underwriters an option to purchase up to 195,000 additional shares of our mandatory convertible preferred stock in the form of 3,900,000 depositary shares to cover over-allotments, if any, in accordance with the procedures set forth in “Underwriting (Conflicts of Interest).”

When issued, the mandatory convertible preferred stock and any common stock issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to the stock, obligations, warrants or other securities of Southwestern Energy of any class. Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the mandatory convertible preferred stock.

We do not intend to list our mandatory convertible preferred stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list the depositary shares on The New York Stock Exchange as described under “Description of Depositary Shares—Listing.”

Ranking

The mandatory convertible preferred stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, ranks:

•

senior to (i) our common stock and (ii) each other class of capital stock established after the original issue date of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•	on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness (including trade payables).

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At September 30, 2014, we had total outstanding consolidated debt of approximately $1,807 million and no outstanding shares of preferred stock. At September 30, 2014, on a pro forma as adjusted basis our total debt was $5,699 million.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the mandatory convertible preferred stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of             % on the liquidation preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $        per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on the mandatory convertible preferred stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year to, and including, January 15, 2018, commencing April 15, 2015 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our mandatory convertible preferred stock and will end on, and exclude, the April 15, 2015 dividend payment date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the initial issue date is January    , 2015, will be approximately $        per share (based on the annual dividend rate of    % and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on April 15, 2015. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be approximately $        per share (based on the annual dividend rate of    % and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock—Our ability to pay dividends on our mandatory convertible preferred stock may be limited.”

So long as any share of the mandatory convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock; (ii) the acquisition of shares of any common stock or other junior stock in exchange for shares of any common stock or other junior stock and the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (vii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares.

When dividends on shares of the mandatory convertible preferred stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the mandatory convertible preferred stock such that the respective amounts of such dividends declared on the mandatory convertible preferred stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the mandatory convertible preferred stock and such class or series of parity stock (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

If we (or an applicable withholding agent) are required to withhold on distributions of common stock to a holder (see “U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the mandatory convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock (or, as described below, units of exchange property); or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the mandatory convertible preferred stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $            , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

Redemption

The mandatory convertible preferred stock will not be redeemable. However, at our option, we may purchase the mandatory convertible preferred stock or depositary shares from time to time in the open market, by tender offer or otherwise.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the mandatory convertible preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the mandatory convertible preferred stock and all parity stock are not paid in full, the holders of the mandatory convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our mandatory convertible preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the mandatory convertible preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, April 15, 2015), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at a special meeting of stockholders called by our board of directors, subject to its fiduciary duties, at the request of the holders of at least 20% of the shares of mandatory convertible preferred stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the mandatory convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the mandatory convertible preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of mandatory convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of mandatory convertible preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

So long as any shares of mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•	amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to adversely affect the special rights, preferences, privileges or voting powers of the shares of mandatory convertible preferred stock; or

•	consummate a binding share exchange or reclassification involving the shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of mandatory convertible preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of mandatory convertible preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of mandatory convertible preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of parity stock or junior stock will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock and shall not require the affirmative vote or consent of holders of the mandatory convertible preferred stock.

Without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement, or repeal any terms of the mandatory convertible preferred stock by amending or supplementing our certificate of incorporation, the certificate of designations or any certificate representing the mandatory convertible preferred stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the mandatory convertible preferred stock that is not inconsistent with the provisions of the certificate of designations for the mandatory convertible preferred stock and that does not adversely affect the rights of any holder of the mandatory convertible preferred stock; or

•	to make any other change that does not adversely affect the rights of any holder of the mandatory convertible preferred stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement or repeal any terms of the mandatory convertible preferred stock to conform the terms of the mandatory convertible preferred stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the mandatory convertible preferred stock, as further supplemented and/or amended by the related pricing term sheet.

Mandatory Conversion

Each outstanding share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on January 15, 2018, we will pay such dividend to the holders of record as of the applicable record date, as described above under “—Dividends.” If on or prior to January 1, 2018 we have not declared all or any portion of the accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date (excluding shares of common stock issued in respect of accrued and unpaid dividends, if any), will be as follows:

•	if the applicable market value of our common stock is greater than $ , which represents an approximately % appreciation over the initial price and which we call the “threshold appreciation price,” then the conversion rate will be shares of common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $1,000 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than $ (the “initial price,” which equals the per share public offering price of our common stock in the concurrent offering of our common stock (or, if such concurrent offering does not price, the closing price of our common stock on January , 2015)), then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten thousandth of a share; or

•	if the applicable market value of our common stock is less than the initial price, then the conversion rate will be shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $1,000 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described in “—Anti-dilution Adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below in “—Anti-dilution Adjustments” and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $             and a threshold appreciation price of $            , a holder of our mandatory

convertible preferred stock would receive on the mandatory conversion date the number of shares of our common stock per share of our mandatory convertible preferred stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be greater than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be equal to the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be less than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding January 15, 2018.

“Mandatory conversion date” means the third business day immediately following the last trading day of the final averaging period.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “SWN <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the mandatory convertible preferred stock have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to January 15, 2018, into shares of our common stock at the minimum conversion rate, subject to adjustment as described in “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding such early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the mandatory convertible preferred stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described in “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to January 15, 2018, holders of the mandatory convertible preferred stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of common stock (or units of exchange property as described below) at the fundamental change conversion rate described below; (ii) with respect to such converted shares of mandatory convertible preferred stock, receive an amount equal to the present value, calculated using a discount rate of    % per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the period, if any, from the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares of mandatory convertible preferred stock, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), the “make-whole dividend amounts”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-whole dividend amounts” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described in “—Dividends,” and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than January 15, 2018). Holders of mandatory convertible preferred stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amounts, if any. Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the fundamental change conversion rate or to receive the make-whole dividend amounts.

We will notify holders of the effective date of a fundamental change no later than the second business day following our becoming aware of such effective date.

A “fundamental change” will be deemed to have occurred, at any time after the initial issue date of the mandatory convertible preferred stock, if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity or we otherwise become aware of such beneficial ownership;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, would be exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; or

(3)	our common stock (or other exchange property) ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

However, a transaction or transactions described above will not constitute a fundamental change if at least 90% of the consideration received or to be received by all of our common shareholders (excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the mandatory convertible preferred stock becomes convertible into or exchangeable for such consideration (and cash in lieu of fractional shares).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the relevant effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth in “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock for each stock price and effective date set forth below.

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$
January , 2015
January 15, 2016
January 15, 2017
January 15, 2018

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Make-whole dividend amounts

For any shares of mandatory convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amounts, determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will pay the make-whole dividend amounts in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in shares of our common stock. If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of the make-whole dividend amounts. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with the make-whole dividend amounts exceed a number equal to the sum of such amounts (the “additional fundamental change amount”), divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the additional fundamental change amount exceeds the product of the number of shares of common stock delivered in respect of such additional fundamental change amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amounts (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts, divided by the greater of (i) the floor price and (ii) 97% of the stock price for the relevant fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amounts exceeds the product of such number of additional shares and 97% of the stock price for the relevant fundamental change, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•	the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of mandatory convertible preferred stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Upon early conversion

If a holder elects to convert its shares of mandatory convertible preferred stock prior to January 15, 2018, in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the following conversion procedures:

If such holder holds a beneficial interest in a global share of mandatory convertible preferred stock, to convert its shares of mandatory convertible preferred stock, such holder must deliver to The Depository Trust

Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of mandatory convertible preferred stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder that converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Fractional shares

No fractional shares of common stock will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)	We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•	the numerator of which is the sum of (i) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2)	We issue to all or substantially all holders of our common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights, options or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is (i) the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of our common stock issuable pursuant to such rights, options or warrants, and

•	the denominator of which shall be the sum of (i) the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights, options or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(3)	We subdivide or combine our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding:

•	any dividend or distribution described in clause (1) above;

•	any rights, options or warrants described in clause (2) above;

•	any dividend or distribution described in clause (5) below;

•	any spin-off described in clause (4); and

•	any distributions of exchange property in exchange for our common stock in connection with a reorganization event (as described below).

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of (i) the current market price of our common stock and (ii) the current market price of the shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth trading day after the ex-date for such distribution, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during the final averaging period, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)	We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in exchange for our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer described in clause (6) below,

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (but, for the avoidance of doubt, excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the seventh trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the final averaging period, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the mandatory convertible preferred stock will be entitled to receive, at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets or cash, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the mandatory convertible preferred stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•	clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the ex-date with respect to the issuance or distribution requiring such computation;

•	clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or equity interest, as applicable, is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the fifth trading day following the ex-date of such distribution; and

•	clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the seventh trading day after the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “U.S. Federal Income Tax Considerations—Tax Consequences Applicable to Non-U.S. Holders.”

If we (or an applicable withholding agent) are required to withhold on constructive distributions to a holder (see “U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the fixed conversion rates in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates no later than January 15 of each calendar year; provided further that on (x) the earlier of an early conversion date and the effective date of a fundamental change and (y) each trading day of the final averaging period, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)	upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preferred stock were first issued;

(d)	for a change solely in the par value of our common stock;

(e)	for sales of our common stock for cash, other than in a transaction described in clause (2) or clause (4) above;

(f)	stock repurchases that are not tender offers, including structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(h)	a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above; or

(i)	for accumulated and unpaid dividends on the mandatory convertible preferred stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will be required, as soon as practicable after the fixed conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver, upon written request by a beneficial owner of the depositary shares, a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment also will be made to the floor price. Whenever any provision of the certificate of designations establishing the terms of the mandatory convertible preferred stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates, as the case may be, that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•	that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of mandatory convertible preferred stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of mandatory convertible preferred stock to be holders of record, for each share of mandatory convertible preferred stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the mandatory convertible preferred stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of mandatory convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the mandatory convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of mandatory convertible preferred stock converted following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the mandatory convertible preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of our     % Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (our “mandatory convertible preferred stock”), represented by the depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Computershare Trust Company, N.A., acting as bank depositary (the “bank depositary”), and the holders from time to time of the depositary shares.

The following description is a summary of the material provisions of the depositary shares and the deposit agreement and does not purport to be complete. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information” in the accompanying prospectus. We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

For purposes of this description, references to “Southwestern Energy,” “we,” “our” and “us” refer only to Southwestern Energy Company and not to its subsidiaries.

General

Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights and preferences of our mandatory convertible preferred stock, as applicable, in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance” in this section.

Conversion

Because each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 20 depositary shares, either on an early conversion date at the minimum conversion rate of                 shares of our common stock per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option

of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$
January , 2015
January 15, 2016
January 15, 2017
January 15, 2018

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per depositary share will be determined by straight-line interpolation between the fundamental change conversion rates per depositary share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the column headings of the table above above), then the fundamental change conversion rate per depositary share will be the minimum conversion rate, divided by 20, subject to adjustment; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the column headings of the table above above), then the fundamental change conversion rate per depositary share will be the maximum conversion rate, divided by 20, subject to adjustment.

On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per depositary share
Greater than $	shares of common stock

Equal to or less than $ but greater than or equal to $	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than $	shares of common stock

After delivery of our common stock by the transfer agent to the bank depositary following conversion of our mandatory convertible preferred stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If we (or an applicable withholding agent) are required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see

“U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Fractional Shares

No fractional shares of common stock will be issued to holders of our depositary shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a depositary share will be in an amount equal to 1/20th of the dividend paid on the related share of our mandatory convertible preferred stock.

The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $         per depositary share and on each subsequent dividend payment date, if declared, is expected to be $         per depositary share.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for our mandatory convertible preferred stock.

No fractional shares of common stock will be delivered to the holders of our depositary shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment based on the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the depositary shares or the underlying mandatory convertible preferred stock will be reduced by any amounts required to be withheld by us or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of our mandatory convertible preferred stock until such taxes or other governmental charges are paid.

Voting the Mandatory Convertible Preferred Stock

Because each depositary share represents a 1/20th interest in a share of the mandatory convertible preferred stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of mandatory convertible preferred stock under those circumstances in which holders of the mandatory convertible preferred stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock—Voting Rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the mandatory convertible preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for our mandatory convertible preferred stock) may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing our mandatory convertible preferred stock.

Modification and Amendment

Without the consent of the holders of the depositary shares, we may amend, alter or supplement the depositary agreement or any certificate representing the depositary shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the depositary shares that is not inconsistent with the provisions of the depositary agreement and that does not adversely affect the rights of any holder of the depositary shares;

•	to make any change reasonably necessary, in our reasonable determination, to reflect each depositary share’s representation of 1/20th of a share of mandatory convertible preferred stock;

•	to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the bank depositary; or

•	to make any other change that does not adversely affect the rights of any holder of the depositary shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the depositary shares, we may amend, alter, supplement or repeal any terms of the depositary shares to conform the terms of the depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Depositary Shares” section of the preliminary prospectus supplement for the depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the mandatory convertible preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of mandatory convertible preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of mandatory convertible preferred stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “SWNC” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Form and Notices

The mandatory convertible preferred stock will be issued in registered form to the bank depositary, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the mandatory convertible preferred stock, as described under “—Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

The global security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

CONCURRENT OFFERING OF COMMON STOCK

Concurrently with this offering, we are also making a public offering of 20,260,000 shares of our common stock pursuant to a separate prospectus supplement. In that offering, we have granted the underwriters of that offering an option to purchase up to an additional 3,039,000 shares of our common stock. The closing of our offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common stock, and the closing of the concurrent offering of our common stock is not conditioned upon the closing of this offering of the depositary shares.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, disposition and conversion of depositary shares issued pursuant to this offering, mandatory convertible preferred stock represented by the depositary shares and common stock received in respect of depositary shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our depositary shares or common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, disposition and conversion of our depositary shares or common stock received in respect of depositary shares.

This discussion is limited to beneficial owners that hold our depositary shares, mandatory convertible preferred stock or common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address the Medicare tax imposed on certain income or all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances. In addition, it does not address consequences relevant to beneficial owners subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding the depositary shares, mandatory convertible preferred stock or common stock received in respect of depositary shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	tax-exempt retirement plans; and

•	persons deemed to sell the depository shares, mandatory convertible preferred stock or common stock under the constructive sale provisions of the Code.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships considering an investment in our depositary shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR DEPOSITARY SHARES, MANDATORY CONVERTIBLE PREFERRED STOCK AND COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of our depository shares, mandatory convertible preferred stock or common stock that is not a “U.S. holder,” and that is not an entity treated as a partnership for U.S. federal income tax purposes.

Depositary Shares

For U.S. federal income tax purposes, a U.S. and non-U.S. holder of the depositary shares will be treated as if it held an interest in a corresponding portion of the underlying mandatory convertible preferred stock and, accordingly, the exchange of depositary shares for such stock will not be a taxable event. The discussion herein regarding the mandatory convertible preferred stock applies equally to holders of the depositary shares representing such stock.

Tax Consequences Applicable to U.S. Holders

Distributions Generally.

If we make cash or other property distributions on our mandatory convertible preferred stock or common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the mandatory convertible preferred stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our mandatory convertible preferred stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Extraordinary Dividends.

Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. holder that has held our mandatory convertible preferred stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our mandatory convertible preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under “—Distributions Generally.”

Adjustments to Conversion Rate.

The conversion rate of our mandatory convertible preferred stock is subject to adjustment under specified circumstances. In such circumstances, U.S. holders who hold our mandatory convertible preferred stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing such U.S. holders’ proportionate interests in our assets or earnings and profits. In addition, the failure to provide for such an adjustment may also result in a deemed distribution to U.S. holders who hold our mandatory convertible preferred stock. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. holders of the mandatory convertible preferred stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder of mandatory convertible preferred stock will be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Distributions Generally.” Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such U.S. holder.

In addition, the failure to make certain adjustments on the mandatory convertible preferred stock may cause a U.S. holder of our common stock to be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. Such U.S. holder would be subject to the rules discussed in the immediately preceding paragraph.

Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock.

If a U.S. holder sells or disposes of shares of mandatory convertible preferred stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares for tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock.

A U.S. holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock. However, although not entirely clear under current law, any cash or common stock received upon conversion in respect of dividends in arrears on our mandatory convertible preferred stock should be treated as described above under “—Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include dividends to be paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. holder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted mandatory convertible preferred stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock for more than one year at the time of conversion.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash or common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends, the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. holder converts its mandatory convertible preferred stock and we choose to pay such U.S. holder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by the U.S. holder upon conversion of the mandatory convertible preferred stock into common stock and should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends over the U.S. holder’s tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such U.S. holder’s equity interest in us, as determined for U.S. federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay such U.S. holder common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of dividends to be paid in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions Generally.”

In the event a U.S. holder’s mandatory convertible preferred stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Backup Withholding and Information Reporting.

We or an applicable withholding agent will report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of mandatory convertible preferred stock or common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Distributions Generally.

Distributions that are treated as dividends (see “—Tax Consequences Applicable to U.S. Holders—Distributions Generally,” “—Adjustments to Conversion Rate,” and “—Conversion of Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 10% under FIRPTA (defined below) if we are considered a USRPHC (defined below) and our stock is not “regularly traded” on an established securities market. As discussed below, we expect that our mandatory convertible preferred stock and/or common stock will be treated as regularly traded on an established securities market. For withholding purposes, we expect that all distributions would be treated as made out of our current or accumulated earnings and profits. However, a non-U.S. holder may be able to obtain a refund by timely filing an appropriate claim for refund with the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our mandatory convertible preferred stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the mandatory convertible preferred stock or common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our mandatory convertible preferred stock or common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to the conversion rate of the mandatory convertible preferred stock or distributions on mandatory convertible preferred stock made in our common stock. See “—Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. holder.

Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our mandatory convertible preferred stock or common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our common stock or mandatory convertible preferred stock constitutes a “United States real property interest,” or “USRPI,” by reason of our status as a United States real property holding corporation, or “USRPHC,” within the meaning of the “Foreign Investment in Real Property Tax Act,” or “FIRPTA,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock or mandatory convertible preferred stock, as applicable.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U,S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our mandatory convertible preferred stock or common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of such stock (as a sale of USRPI) only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% of such class of stock. Although not free from doubt, we anticipate that our depositary shares (which represent mandatory convertible preferred stock) will be “regularly traded” on an established securities market. However, even if our mandatory convertible preferred stock is not treated as so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a USRPI, if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. holder has not, at the time it acquires the mandatory convertible preferred stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held mandatory convertible preferred stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. We believe that our common stock is and anticipate it will continue to be “regularly traded” on an established securities market. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of our depositary shares, mandatory convertible preferred stock or common stock, generally would be required to file a U.S. federal income tax return, and a 10% withholding tax would apply to the gross proceeds from such sale.

Conversion of Mandatory Convertible Preferred Stock into Common Stock.

Except as provided below, and assuming the mandatory convertible preferred stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. holder’s holding period for our mandatory convertible preferred stock, such non-U.S. holder generally will not recognize gain or loss upon the conversion of such mandatory convertible preferred stock into our common stock. If the mandatory convertible preferred stock is treated as a USRPI with respect to a non-U.S. holder, then, except as provided below, such non-U.S. holder generally will not recognize gain or loss upon conversion of such mandatory convertible preferred stock into our common stock, provided that the common stock constitutes a USRPI with respect to such non-U.S. holder and such non-U.S. holder complies with certain reporting requirements in the Treasury Regulations. If a non-U.S. holder is subject to tax under the special rules governing USRPHCs as described above under “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock” with respect to its mandatory convertible preferred stock but not the common stock into which the mandatory convertible preferred stock is convertible (which, assuming our common stock continues to be

“regularly traded,” would arise only if such non-U.S. holder owns shares of our mandatory convertible preferred stock in amounts exceeding certain thresholds described therein), then the conversion of the mandatory convertible preferred stock into common stock would be a taxable event and such non-U.S. holder would be subject to U.S. tax in the same manner as described in that section. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our mandatory convertible preferred stock should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “—Distributions Generally.” A non-U.S. holder may recognize capital gain or dividend income when the holder receives cash attributable to a dividends to be paid in respect of portion of the then-current dividend period or the net present value of future dividends, as described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “—Distributions Generally.”

Backup Withholding Tax and Information Reporting.

We or an applicable withholding agent will must report annually to the IRS and to each non-U.S. holder the amount of distributions on our mandatory convertible preferred stock or common stock paid to such non U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of our mandatory convertible preferred stock or common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non U.S. holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, mandatory convertible preferred stock or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from the sale or other disposition of the mandatory convertible preferred stock or common stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the mandatory convertible preferred stock or common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.

Total	26,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per depositary share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares.

	Per Depositary Share	Without Option	With Option
Public offering price	$50.00	$50.00	$50.00
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $400,000 and are payable by us.

Over-allotment option

We have granted an option to the underwriters to purchase up to 3,900,000 additional depositary shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Depositary Shares and New York Stock Exchange Listing

The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “SWNC” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SWN.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, (i) the securities offered hereby, including our mandatory convertible preferred stock and any shares of our common stock into which the mandatory convertible preferred stock is convertible, (ii) the shares of our common stock issued in the concurrent offering of our common stock, (iii) any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the accompanying prospectus or in this prospectus supplement, (iv) any shares of our common stock issued or options to purchase our common stock granted pursuant to existing employee benefit plans referred to in the accompanying prospectus or in this prospectus supplement, (v) any shares of our common stock issued upon conversion of the mandatory convertible preferred stock, (vi) any shares of our common stock issued and paid as a dividend on the mandatory convertible preferred stock and (vii) any shares of our common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the accompanying prospectus or in this prospectus supplement. Notwithstanding the above, this lock-up provision will not apply to our directors and officers with respect to, among other things, and subject to certain additional limitations, (i) bona fide gifts, (ii) transfers to any trust for the direct or indirect benefit of our directors and officers or the immediate family of our directors and officers, (iii) distributions to limited partners or stockholders of such person or (iv) transfers to our directors’ and officers’ affiliates or to any investment fund or other entity controlled or managed by our directors and officers. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the depositary shares or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional depositary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional depositary shares or purchasing depositary shares in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the depositary shares or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares or our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

As described in “Use of Proceeds,” we may use a portion of the net proceeds of this offering to repay outstanding borrowings under the Bridge Facility. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of “due diligence” in respect to, the registration statement and this prospectus supplement.              has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as the administrative agent and a lender, an affiliate of Citigroup Global Markets Inc., an affiliate of J.P. Morgan Securities LLC and an affiliate of Wells Fargo Securities, LLC act as co-syndication agents and lenders, an affiliate of BNP Paribas Securities Corp. acts as a lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole lead arranger and sole bookrunner under the Bridge Facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as the administrative agent and the lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole lead arranger and sole bookrunner under the Term Loan Facility. An affiliate of J.P. Morgan Securities LLC acts as the administrative agent and a lender, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate of Wells Fargo Securities, LLC act as co-syndication agents and lenders, an affiliate of Citigroup Global Markets Inc. acts as a co-documentation agent and a lender, an affiliate of BNP Paribas Securities Corp. acts as a lender and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. acted as joint lead arrangers and joint lead bookrunners under our revolving credit facility. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as underwriters of the concurrent offering of our common stock and of the expected subsequent debt financing, for which they will receive customary fees and commissions. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as our financial advisor in connection with the Chesapeake Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the depositary shares offered by this prospectus for sale to some of our directors and officers. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of depositary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of the depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the depositary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The depositary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the depositary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the depositary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The depositary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any shares of common stock issued on conversion of our mandatory convertible preferred stock represented by the depositary shares must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares of common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring depositary shares or such shares of common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to

Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the issuance of the shares of     % series B mandatory convertible preferred stock and the depositary shares covered by this prospectus supplement will be passed upon for Southwestern Energy Company by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 and the audited statements of revenues and direct operating expenses of the assets acquired in the Chesapeake Acquisition included as Exhibit 99.1 to our Current Report on Form 8-K/A dated January 7, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with our oil and gas prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus supplement, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Certain information with respect to the oil and gas reserves associated with the assets acquired in the Chesapeake Acquisition is derived from the reports of that Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus supplement, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

GLOSSARY OF OIL AND GAS TERMS

We are in the business of exploring for and producing oil and natural gas. Oil and natural gas exploration is a specialized industry. Many of the terms used to describe our business are unique to the oil and natural gas industry. The following is a description of the meanings of some of the oil and natural gas industry terms used in this document.

Analogous reservoir. Analogous reservoirs, as used in resource assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, analogous reservoir refers to a reservoir that shares all of the following characteristics with the reservoir of interest: (i) the same geological formation (but not necessarily in pressure communication with the reservoir of interest; (ii) the same environment of deposition; (iii) similar geologic structure; and (iv) the same drive mechanism.

Boe. One barrel of oil equivalent determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

Bcf. One billion cubic feet of natural gas.

Bcfe. One billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

Completion. The installation of permanent equipment for the production of oil, NGLs or natural gas.

Developed oil, NGL and natural gas reserves. Developed oil, NGL and natural gas reserves are reserves of any category that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the related equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

Economically producible. The term economically producible, as it relates to a resource, means a resource that generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and natural gas producing activities.

Estimated ultimate recovery. Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploitation. Optimizing oil, NGL and natural gas production from producing properties or establishing additional reserves in producing areas through additional drilling or the application of new technology.

Gas. Natural gas.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Injection well or injection. A well which is used to place liquids or natural gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

Mcf. Thousand cubic feet of natural gas.

MBbls. One thousand barrels of crude oil.

MBoe. One thousand barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

MMBoe. One million barrels of crude oil equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

MMcf. One million cubic feet of natural gas.

MMcfe. One million cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or NGLs.

Net acres or net wells. The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Permeability. The ability, or measurement of a rock’s ability, to transmit fluids, typically measured in darcies or millidarcies. Formations that transmit fluids readily are described as permeable and tend to have many large, well-connected pores.

PV-10 or present value of estimated future net revenues. An estimate of the present value of the estimated future net revenues from proved oil, NGL and natural gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the Securities and Exchange Commission’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Productive well. A well that is producing or is capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Proved oil, NGL and natural gas reserves or Proved reserves. Proved oil, NGL and natural gas reserves are those quantities of oil, NGL and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following: (i) the area identified by drilling and limited by fluid contacts, if any; and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil, NGL and natural gas on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering or performance data and reliable technology establish a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the twelve-month first day of the month historical average price during the twelve-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved undeveloped reserves. Proved undeveloped oil, NGL and natural gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves will not be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical), engineering and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves. Reserves are estimated remaining quantities of oil, NGLs and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil, NGLs and natural gas or related substances to market and all permits and financing required to implement the project.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resources. Resources are quantities of oil, NGLs and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

Unconventional resource. A term used in the oil and natural gas industry to refer to a play in which the targeted reservoirs generally fall into one of four categories: (1) tight sands, (2) coal beds, (3) gas shales, or (4) oil shales. These reservoirs tend to cover large areas and lack the readily apparent traps, seals and discrete hydrocarbon-water boundaries that typically define conventional reservoirs. These reservoirs generally require fracture stimulation treatments or other special recovery processes in order to produce economic flow rates.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas regardless of whether or not such acreage contains proved reserves.

Undeveloped oil, NGL and natural gas reserves or Undeveloped reserves. Undeveloped oil, NGL and natural gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

We may sell from time to time in one or more offerings:

•	shares of our common stock,

•	shares of our preferred stock,

•	depositary shares, or

•	one or more series of unsecured debt securities, which may be senior notes or debentures or other unsecured evidences of indebtedness.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” On January 9, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $24.68 per share.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2015

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus is inconsistent with the accompanying prospectus supplement, you should rely on the prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus or the documents incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Southwestern Energy Company filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and any pricing supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement and pricing supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or pricing supplement, you should rely on the information in that prospectus supplement or pricing supplement. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement and any applicable pricing supplement.

To understand the terms of our securities, you should carefully read this document with the related prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information on our company and our financial statements before investing in our securities.

i

In this prospectus, unless otherwise indicated or as the context otherwise requires, the terms “Southwestern Energy,” “SWN,” “we,” “us” and “our” refer to Southwestern Energy Company and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.swn.com. You may also inspect reports, proxy statements and other information about Southwestern Energy at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. The registration statement and the exhibits are available at the SEC’s public reference room or through the Internet.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions of those documents furnished under Item 2.02 or Item 7.01 and related exhibits thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, including those portions of our Proxy Statement on Schedule 14A that was filed on April 7, 2014 and incorporated into our Form 10-K;

•	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively;

•	our Current Reports on Form 8-K filed on March 7, 2014, May 5, 2014, May 21, 2014, October 17, 2014, October 21, 2014, December 5, 2014, December 11, 2014 and December 23, 2014 and our Current Report on Form 8-K/A filed on January 7, 2015; and

•	the description of the common stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as amended by Amendment No. 1 filed with the Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with our Current Report on Form 8-K/A dated August 3, 2006.

Any future filings that we make with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, for so long as the registration statement of which this prospectus is a part remains effective, shall be deemed to be incorporated by reference into this prospectus from the date such documents are filed (other than information in the documents or filings that is deemed not to be filed).

You may request a copy of these filings and any other documents incorporated by reference into this prospectus (excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference into this filing) and a copy of the indenture and other agreements referred to in this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Southwestern Energy Company

10000 Energy Drive,

Spring, Texas 77389

Attention: Investor Relations

Telephone: (832) 796-4700

The above filings are also available to the public on our website at http://www.swn.com. (We have included our website address as an inactive textual reference and do not intend it to be an active link to our website. Information on our website is not part of this prospectus.)

ABOUT SOUTHWESTERN ENERGY COMPANY

Our Company

We are an independent energy company engaged in natural gas and oil exploration, development and production (E&P). We are also focused on creating and capturing additional value through our natural gas gathering and marketing businesses, which we refer to as Midstream Services. We conduct substantially all of our business through subsidiaries.

Corporate Information

Southwestern Energy is a Delaware corporation. Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389, and our main telephone number at that location is (832) 796-4700. Our website is located at http://www.swn.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. These risks will be set forth in the prospectus supplement relating to each such security. Certain risk factors relating to our business are set forth in the documents incorporated by reference into this prospectus. Those risk factors may be supplemented and amended by any risk factors set forth in a prospectus supplement. You should consider carefully those risk factors and the other information set forth elsewhere in this prospectus any applicable prospectus supplement or pricing supplement and the documents incorporated by reference herein when making any decision to invest in our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements appear in a number of places in the documents we incorporate by reference. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements. Although we believe the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. We have no obligation and make no undertaking to publicly update or revise any forward-looking statements, except as may be required by law.

Forward-looking statements include the items identified in the preceding paragraph, information concerning possible or assumed future results of operations and other statements contained or incorporated by reference in this prospectus identified by words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions.

You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect our operations, markets, products, services and prices and cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause our actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•	the impact of title and environmental defects and other matters on the value of the properties we are acquiring in the any significant acquisitions;

•	difficulties in integrating our operations as a result of any significant acquisitions;

•	our ability to maintain leasehold positions that require exploration and development activities and material capital expenditures;

•	the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials);

•	our ability to fund our planned capital investments;

•	our ability to transport and sell our production to the most favorable markets or at all;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	the economic viability of, and our success in drilling, our large existing acreage positions in the Fayetteville Shale and the Marcellus Shale plays overall and the acreage positions to be acquired in any significant acquisition, as well as relative to other productive shale gas plays;

•	the impact of government regulation, including the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the costs and availability of oilfield personnel, services and drilling supplies, raw materials, and equipment, including pressure pumping equipment and crews;

•	our ability to determine the most effective and economic fracture stimulation in drilling and completing wells;

•	our future property acquisition or divestiture activities;

•	the impact of the adverse outcome of any material litigation against us;

•	the effects of weather;

•	increased competition and regulation;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	the different risks and uncertainties associated with Canadian exploration and production;

•	conditions in capital markets, changes in interest rates and the ability of our lenders to provide us with funds as agreed;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, third-party interruption of sales to market, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved natural gas and oil reserves and in projecting future rates of production and timing of development expenditures and the other risks described under the heading “Risk Factors” or elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequently thereto.

Should one or more of the risks or uncertainties described above or elsewhere in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or an Current Reports on Form 8-K occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

In addition, this prospectus contains or incorporates by reference estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe those estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth herein or incorporated herein by reference, and estimates and beliefs based on such data, may not be reliable. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

RESERVE ESTIMATES

This prospectus and certain documents incorporated herein by reference contain estimates of our proved natural gas and oil reserves and the estimated future net revenues from such reserves. Those estimates are based upon various assumptions, including assumptions required by the SEC, relating to natural gas and oil prices, drilling and operating expenses, capital investments, taxes and availability of funds. The process of estimating natural gas and oil reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, those estimates are inherently imprecise.

Actual future production, natural gas and oil prices, revenues, taxes, development investments, operating expenses and quantities of recoverable natural gas and oil reserves will most likely vary from those estimated. Such variances may be material. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control.

Historically, a significant portion of our reserves have been proved undeveloped reserves and proved developed non-producing reserves. Proved undeveloped reserves and proved developed non-producing reserves, by their nature, are less certain than proved developed producing reserves. Estimates of reserves in the non-producing categories are nearly always based on volumetric calculations rather than the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital investments and successful drilling operations. Recovery of proved developed non-producing reserves requires capital investments to recomplete into the zones behind pipe and is subject to the risk of a successful recompletion. Production revenues from proved undeveloped and proved developed non-producing reserves will not be realized, if at all, until sometime in the future.

The reserve data assumes that we will make significant capital investments to develop our reserves. Although we have prepared estimates of our natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

You should not assume that the present value of future net cash flows referred to in this prospectus or the documents incorporated by reference herein is the current fair value of our estimated natural gas and oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on average prices over the preceding twelve months and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by gas purchasers or in governmental regulations or taxation could also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of natural gas and oil properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor for our company.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the quarter ended September 30, 2014 and each of the five years in the period ended December 31, 2013 is set forth below.

	Quarter ended September 30,	Year ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	11.06x	9.47x	—	11.28x	12.33x	—

(1)	During the year-ended December 31, 2012 and 2009, the Company recorded a non-cash full cost ceiling impairment of $1,939.7 and $907.8 million, respectively. Excluding the impairment, the ratio of earnings to fixed charges would be 6.89 and 11.42 for the year-ended December 31, 2012 and 2009, respectively.

For the purpose of this calculation, “earnings” consists of (loss) income from continuing operations before income taxes, income on equity method investments, fixed charges (excluding interest capitalized and amortization of interest capitalized). “Fixed charges” consists of interest expensed and capitalized, amortization of debt discount and related issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon.

Due to the non-cash full cost-ceiling impairments, our earnings were insufficient to cover our fixed charges for the years ended December 31, 2009 and December 31, 2012 by approximately and $84.6 million and $1,197 million, respectively.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of the date of this prospectus, we are authorized to issue up to 1,250,000,000 shares of common stock, par value $0.01 per share. As of January 5, 2015, we had approximately 354,489,342 shares of common stock issued (including approximately 11,054 shares held in treasury) and had reserved approximately 27,005,642 shares of common stock for issuance under various employee or director incentive compensation and option plans.

We may issue additional shares of our common stock at times and under circumstances so as to have a dilutive effect on our earnings per share, our net tangible book value per share and on the equity ownership of the holders of our common stock. If we issue shares of our common stock, the prospectus supplement relating to an offering will set forth the information regarding any dilutive effect of that offering.

The following description is a summary of the material provisions of our common stock but does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should refer to our certificate of incorporation and bylaws for additional information.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” Any additional common stock that we issue will also be listed on the New York Stock Exchange, unless otherwise indicated in a prospectus supplement.

Dividends

We do not currently pay cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operation, capital requirements and other factors that our board of directors deems to be relevant.

Fully Paid

All of our outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock will also be fully paid and non-assessable.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors.

Other Provisions

We will notify holders of our common stock of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up, whether voluntarily or not, our common stockholders will share equally in the assets remaining after we pay our creditors. Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our bylaws. Holders of our common stock will have no conversion, sinking fund or redemption rights.

Transfer Agent

The transfer agent and registrar of our common stock is Computershare Trust Company N.A.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our board of directors may designate the number of shares constituting any series and the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, but no shares of any series of preferred stock may be issued without the approval of shareholders if (i) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of common stock or (ii) the shares of such series would be convertible into a materially disproportionate number of shares of common stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of common stock at the time of such issuance. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Series A

Our board of directors designated 1,000,000 shares of our preferred stock as Series A Junior Participating Preferred Stock, or Series A Preferred Stock, and reserved such shares for issuance under a stockholders’ rights plan that we subsequently terminated. The rights and preferences of the Series A Preferred Stock include, among other things, the following:

Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.10 or (ii) subject to adjustment, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of the common stock or a subdivision of the outstanding shares of the common stock (by reclassification or otherwise), declared on our common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Stock.

Liquidation Preference

With respect to the distribution of our assets upon liquidation, dissolution or winding-up, the holders of the Series A Preferred Stock are entitled to receive an amount equal to $1.00 per share prior to any distribution to holders of our common stock or other ranking junior stock. Holders of our common stock are then entitled to ratable and proportionate catch-up payments. Thereafter, holders of the Series A Preferred Stock and holders of our common stock will receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.

Voting Rights

Each share of the Series A Preferred Stock entitles the holder thereof to 1,000 votes, subject to adjustment, on all matters submitted to a vote of our stockholders. Except as otherwise set forth in our certificate of designation relating to the Series A Preferred Stock or as provided by law, the holders of shares of the Series A Preferred Stock and the holders of shares of our common stock vote together as one class on all matters submitted to a vote of stockholders.

Other Provisions

A detailed description of the Series A Preferred Stock may be found in the certificate of designation attached as Exhibit 3.1 to Amendment No. 3 to our registration statement on Form 8-A dated April 9, 2009, which you may obtain as described under “Where You Can Find More Information.”

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and the applicable certificate of designation (each, as filed with the SEC) because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•	whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other security, and, if convertible or exchangeable, the conversion or exchange price or prices, and any adjustment or other terms and conditions upon which the conversion or exchange shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the U.S. federal income tax considerations applicable to the preferred stock.

Subject to our charter and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The following provisions of our certificate of incorporation and bylaws and the following provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include provisions:

•	authorizing blank check preferred stock, which we could issue with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	requiring advance notice of proposals by our stockholders for business to be conducted at stockholder meetings and for nominations of candidates for election to our board of directors; and

•	controlling the procedures for the conduct of our board and stockholder meetings and the election, appointment and removal of our directors.

The Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to an interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by this provision. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series under an indenture between us and U.S. Bank National Association, as trustee, as such indenture may be supplemented in connection with any particular issuance.

References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for that purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company, or DTC, or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Book-Entry Issuance” below.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. For further information, you should read the indenture, as it may be supplemented in connection with any particular issuance. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

We will describe the particular terms and conditions of any series of debt securities offered in a prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series (except for the issue date, the offering price and certain other terms that may be specified in any prospectus supplement relating to such issuance), and will be consolidated with, and form a single series with, such outstanding debt securities.

The debt securities issued by us will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if the payments of principal of, or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	if, other than the principal amount thereof, any portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to securities of the series;

•	under what circumstances, if any, we will pay additional amounts on the securities of the series to persons who are not U.S. persons in respect of taxes or similar charges withheld or deducted and, if so, whether we will have the option to redeem the securities rather than pay those additional amounts (and the term of any such option);

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Change of Control Event

Unless specified to the contrary in the prospectus supplement with respect to any series of debt securities, if a change of control event occurs, each holder will have the right, pursuant to the terms set forth in the indenture, to require us to repurchase all or any part (in an amount equal to at least the minimum denomination of such series of Securities as specified in the terms thereof or an integral multiple as specified in excess thereof) of such holder’s debt securities at a purchase price in cash equal to 101% of the principal amount of such debt securities plus accrued and unpaid interest, if any, and premium or liquidated damages, if any, up to but excluding the date of purchase (subject to the right of holders of record on any relevant record date to receive interest due on the related relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for all such securities in connection with any optional redemption that may be permitted pursuant to the terms of each outstanding series of debt securities, we will mail a notice (the “change of control offer”) to each holder of such debt securities to which this provision applies, with a copy to the trustee, stating among other matters:

(1)	that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s debt securities at a purchase price in cash equal to 101% of the principal amount of such debt securities plus accrued and unpaid interest, if any, and premium or liquidated damages, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “change of control payment date”);

(3)	that any debt securities not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless we default in the payment of the change of control payment, all debt securities accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

(5)	that holders electing to have any debt securities purchased pursuant to a change of control offer will be required to surrender such debt securities (in accordance with the applicable rules and procedures of the relevant security settlement and clearance organization, if any, if in global form), with appropriate documentation, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the business day preceding the change of control payment date;

(6)	that holders will be entitled to withdraw their tendered debt securities and their election to require us to purchase such debt securities, provided that the paying agent receives, not later than the close of business on the business day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the debt securities, the principal amount of debt securities tendered for purchase, and a statement that such holder is withdrawing its tendered debt securities and its election to have such debt securities purchased pursuant to the change of control offer;

(7)	that if we are repurchasing less than all of the debt securities surrendered, the holders of the remaining debt securities will be issued new debt securities, and such new debt securities will be equal in principal amount to the unpurchased portion of the debt securities surrendered, provided that the unpurchased portion of the debt securities must be equal to at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof; and

(8)	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its debt securities repurchased.

On the change of control payment date, we will, to the extent lawful:

(1)	accept for payment all debt securities or portions of debt securities (of at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof) properly tendered pursuant to the change of control offer;

(2)	deposit with the paying agent an amount equal to the change of control payment in respect of all debt securities or portions of debt securities properly tendered and not properly withdrawn; and

(3)	deliver or cause to be delivered to the trustee the debt securities so accepted together with an officer’s certificate stating the aggregate principal amount of debt securities or portions of such debt securities being purchased by us.

The paying agent will promptly mail to each holder of the debt securities of a particular series properly tendered and not properly withdrawn the change of control payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder new debt securities equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and additional interest, if any, will be paid to the person in whose name debt securities are registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

Unless specified to the contrary in the prospectus supplement with respect to any series of debt securities, the provisions described above will be applicable to any change of control event whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control event or as otherwise specified in the prospectus supplement with respect to any series of debt securities, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem our debt securities in the event of a takeover, recapitalization or similar transaction. In addition, we will not be required to make a change of control offer with respect to any series of debt securities upon a change of control event if a third party makes the change of control offer with respect to such series of debt securities in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all debt securities to which such offer applies that are validly tendered and not withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with any required repurchase of debt securities as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, or compliance with the change of control event provisions of the indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase debt securities pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a change of control or a change of control event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase debt securities following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of our senior credit facility and other and/or future indebtedness may, prohibit our prepayment or repurchase of debt securities before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill any repurchase obligations we may have if holders of debt securities exercise their repurchase rights following a change of control, which would result in a default under the indenture. A default under the indenture may result in a cross-default under our senior credit facility. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us.

We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Covenants—Limitation on Liens” and “Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the debt securities of a particular series then outstanding with respect to such series of debt securities. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the debt securities protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of debt securities may require us to make an offer to repurchase such debt securities as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase debt securities as a result of a change of control event may be waived or modified or terminated with respect to each series of debt securities with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for such debt securities ) prior to the occurrence of such change of control event.

Under the indenture:

•	“capital stock” means, as to any person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

(1)

any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another person shall not constitute a change of control if, immediately following such transaction, (a) the persons who were stockholders of Southwestern

Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other person of whom Southwestern Energy Company has become a subsidiary and (b) no person other than such other person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

(2)	the merger or consolidation of Southwestern Energy Company with or into another person or the merger of another person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (1) of this definition of “change of control” or (ii) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the debt securities of the relevant series and a subsidiary of the transferor of such assets; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•	“change of control event” means the occurrence of either of the following: (1) if the debt securities of a particular series do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, such debt securities of such series are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating thereof on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (2) if the debt securities of a particular series have an investment grade rating from both of the rating agencies on the first day of the trigger period, such debt securities cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means shall mean (i) such series of such senior notes may be specified in the prospectus supplement relating to such debt securities or (ii) if no such series as specified in such prospectus supplement as described in clause (i), each series of senior notes issued by Southwestern Energy Company that is outstanding on the original issue date of the relevant series of debt securities (excluding any issuance of additional securities of such series).

If a rating agency is not providing a rating for the debt securities of a particular series at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•	“investment grade rating” means a rating by any rating agency equal to or greater than (i) BBB- by S&P, (ii) Baa3 by Moody’s, (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating or any other Ratings Agency selected by Southwestern Energy Company as provided by the definition of Ratings Agency.

•	“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

•	“Ratings Agency” means any of (1) Moody’s, (2) S&P, or (3) if S&P or Moody’s ceases to rate the debt securities of a particular series or ceases to make a rating on debt securities of a particular series publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on such debt securities publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•	“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

•	“trigger period” means the period commencing on the day of the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•	“voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture, which are summarized below, will apply to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Limitation on Liens. We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on any (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i)—(viii) below); and

•	all attributable debt in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph of the covenant “—Limitation on Sale and Leaseback Transactions” below), exceeds 15% of our consolidated assets, unless we provide that the debt securities will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(i)

with respect to any series of debt securities, any lien (A) existing as of the date of the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series) or

(B) relating to a contract or arrangement that was entered into by us or any of our subsidiaries prior to the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series);

(ii)	upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(iii)	securing indebtedness under credit facilities of any subsidiary that is not a guarantor of debt securities, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $250.0 million at any time outstanding;

(iv)	upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series) which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(v)	securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(vi)	arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(vii)	for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i), (ii), (iv) or (vi) above or this subsection (vii), or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(viii)	any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Under the indenture:

•

“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted from the respective due dates thereof to such date at the rate per annum equal to the interest rate implicit in such lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a capital lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “capital lease obligation.”

•	“capital lease obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•	“consolidated assets” means, with respect to us as at any date, our total assets as they appear on our most recently prepared consolidated balance sheet as of the end of a fiscal quarter.

•	“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•	“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, consistently applied.

•	“ordinary course lien” means any:

(i)	lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(ii)	lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

(iii)	lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(iv)	oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

(v)	customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business, including swap agreements, but only to the extent the liens encumber cash, cash equivalents, securities, certificates of deposits or similar investments or accounts only containing such items;

(vi)	lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(vii)	lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

(viii)	lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise.

•	“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary of ours located in the United States of America other than (i) any such facility which in the opinion of our Board of Directors is not of material importance to the business conducted by us and our subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more of our subsidiaries or by us and one or more of our subsidiaries and by others and the aggregate interest held by us and all of our subsidiaries does not exceed 50%.

•	“productive property” means any property interest owned by us or any subsidiary of ours in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•	“sale and leaseback transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such person or to any other person to whom funds have been or are to be advanced by such person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•	“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

Limitation on Sale and Leaseback Transactions. Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum, without duplication, of

•	the aggregate principal amount of all secured debt (other than secured debt permitted by clauses (i) – (viii) in the second paragraph of the covenant “—Limitation on Liens” above); and

•	all attributable debt in respect of sale and leaseback transactions (other than those referred to in the following paragraph) does not exceed 15% of our consolidated assets.

This restriction shall not apply to any sale and leaseback transaction if, within 180 days from the effective date of such sale and leaseback transaction, we apply or our subsidiary applies an amount not less than the greater of:

•	the net proceeds of the sale of the property leased pursuant to such arrangement; or

•	the fair value of the property;

to retire its funded debt, including, for this purpose, any currently maturing portion of such funded debt, or to purchase other property having a fair value at least equal to the fair value of the property leased in such sale and leaseback transaction. This restriction also does not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

“Funded debt” means all indebtedness for borrowed money owed or guaranteed by us or any of our subsidiaries and any other indebtedness which, under GAAP, would appear as indebtedness on our most recent consolidated balance sheet, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

Consolidation, Merger and Sale of Assets. The indenture provides that we may not consolidate with or merge into any other person or sell, convey or transfer all or substantially all of our assets (determined on a consolidated basis) to any person, unless:

•	either (i) in the case of a consolidation or merger, the Company is the continuing or surviving person or (ii) the person formed by such consolidation or into which we are merged or the person which acquires our assets is organized in the United States of America (including any state or the District of Columbia) and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on the debt securities and the performance of every covenant of the indenture on our part;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger, sale, conveyance or transfer, the successor corporation formed by such consolidation or into which we are merged or to which such sale, conveyance or transfer is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1)	default for 30 days or more in payment of any interest on any debt security of that series or any coupon appertaining thereto or any additional amount payable with respect to debt securities of such series as specified in the applicable prospectus supplement when due;

(2)	default in payment of principal of, or premium, if any, on any debt security of that series when and as due at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when and as due;

(3)	default for 90 days or more after written notice to us by the trustee for such series or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in any material respect in the performance of any other agreement in the debt securities of that series or in the indenture (or in any supplemental indenture or board resolution referred to therein) under which the debt securities of that series have been issued;

(4)	the failure to pay the principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) within any applicable grace period after payment is due or the principal thereof is accelerated by holders thereof because of a default and the total principal amount of such indebtedness in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days or such indebtedness is not repaid in full within 30 days; provided that such event of default will be cured or waived, without further action upon the part of either the trustee or any holder, if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

(5)	certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries;

(6)	any other event of default provided with respect to debt securities of that series.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice; and

•	during or prior to such 90-day period, the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, or premium or interest, if any, on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Notwithstanding the foregoing, the sole remedy for an event of default resulting from:

•	any breach of any obligation of Southwestern Energy Company to file or furnish any documents or reports required to be filed or furnished, as the case may be, with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or

•	any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or the reporting obligations under the indenture;

will be liquidated damages, and holders will not have any right under the indenture to accelerate the maturity of the securities of any series as a result of any such breach except as described below. If an event of default relating to any such obligation continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages at an annual rate equal to:

•	0.25% per annum of the outstanding principal amount of the securities from the 90th day following such notice to but not including the 180th day following such notice (or such shorter period until such event of default has been cured or waived); and

•	0.50% per annum of the outstanding principal amount of the securities from the 180th day following such notice to but not including the 365th day following such notice (or such shorter period until such event of default has been cured or waived).

On such 365th day (or earlier, if such event of default is cured or waived prior to such 365th day), liquidated damages will cease to accrue, and the securities will be subject to acceleration as provided above if the event of default is continuing. Any such liquidated damages shall be paid to holders in the manner and at the times set forth in the indenture.

Modification and Waiver

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add guarantees with respect to the securities or to secure the securities;

•	to add to the covenants of Southwestern Energy Company for the benefit of holders of all or any series of securities or to surrender any right or power conferred on us in the indenture;

•	to add any additional events of default with respect to all or any series of securities;

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of securities of any series;

•	to make any change necessary to make the indenture or the debt securities of any series consistent with the description of such securities in this prospectus or any related prospectus supplement relating to such debt securities;

•	to correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as such actions shall not adversely affect the interests of any holder; or

•	to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of that provision.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any securities;

•	reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, any securities, or change the date on which any securities may be subject to redemption, or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	change the currency in which the debt securities are payable from that stated in the securities;

•	make any change to the provisions of the indenture entitling each holder to receive payment of principal of, premium and interest on such securities on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of outstanding securities to waive defaults or events of default;

•	amend, change or modify in any material respect any obligation we have to make and consummate a change of control offer in respect of a change of control event that has occurred, to the extent required under the terms of any series of debt securities; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the indenture.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•	we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of, or interest on, any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to any indenture are in default, it must eliminate such conflict or resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of common stock to be received by holders of such series of debt securities to be adjusted.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares or preferred stock issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the New York Stock Exchange, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL OPINIONS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Southwestern Energy Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and direct operating expenses of the Acquired West Virginia and Southwest Pennsylvania Properties included in our Current Report on Form 8-K/A filed on January 7, 2015 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of our oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve audit prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. We have included or incorporated those estimates in this offering memorandum in reliance upon the authority of such firm as an expert in such matters.

26,000,000 Depositary Shares

Southwestern Energy Company

Representing a 1/20th Interest in a Share of

% Series B Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Citigroup

J.P. Morgan

Wells Fargo Securities

BNP PARIBAS

                , 2015